UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Tenneco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement and

Notice of 2019 Annual Meeting

Pioneering global ideas for cleaner air and

smoother, quieter and safer transportation

Wednesday, May 15, 2019 at 1:00 p.m. Eastern Time

Detroit Foundation Hotel, 250 West Larned Street

Detroit, MI 48226

To the Stockholders of Tenneco Inc.:

We are pleased to inform you that Tenneco’s 2019 Annual Meeting of Stockholders will be held Wednesday, May 15, 2019, at 1:00 p.m., Eastern Time, at Detroit Foundation Hotel, 250 West Larned Street, in Detroit, Michigan. A record of our activities for the year 2018 is contained in our Form 10-K, but as we prepare for the Annual Meeting, we want to share with you our thoughts on our 2018 performance, and the bright future ahead for Tenneco.

Our results for 2018 demonstrate the effectiveness of our strategies and the progress we’re making on realizing our vision for Tenneco by investing to achieve long-term success with profitable growth. Some of the key highlights for 2018 include:

•	Record full-year revenue of $11.8 billion;

•	Returns to shareholders of $59 million; and

•

Our acquisition of Federal-Mogul LLC and the announcement of our intent to separate our businesses into two independent, publicly traded companies through a tax-free spin-off to stockholders that will establish an aftermarket & ride performance company and a powertrain technology company.

Looking ahead, we expect continued revenue growth that outpaces industry production, driven by the strength of our diversified portfolio. We are working diligently ahead of the expected spin-off to ensure a smooth and effective transition, and we are thrilled about the potential value that we can deliver to our stockholders by creating these two purpose-built companies.

Thank you for your confidence and continued support.

Brian J. Kesseler Co-Chief Executive Officer Tenneco Inc.	Roger J. Wood Co-Chief Executive Officer Tenneco Inc.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

What:	The Annual Meeting of Stockholders of Tenneco Inc.

When:	Wednesday, May 15, 2019, at 1:00 p.m., Eastern Time

Where:	Detroit Foundation Hotel, 250 West Larned Street, Detroit, MI 48226

Items of

Business:	1.	To elect the 11 director nominees listed in this proxy statement;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2019;

3.	To approve our executive compensation in an advisory vote; and

4.	To consider any other matters, if properly raised.

Who may vote:	Holders of class A common stock of record at the close of business on March 18, 2019.

Voting:	YOUR VOTE IS VERY IMPORTANT. All stockholders are cordially invited to attend the Annual Meeting, but if you are not able to attend in person, please submit your vote as soon as possible as instructed in the Notice, proxy card or voting instruction form. You can vote via mail, telephone or the Internet.

Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials, which provides stockholders with instructions on how to access our proxy materials and our Form 10-K on the Internet and, if they prefer, how to request paper copies of these materials.

Questions:	For any questions regarding the Annual Meeting, please contact Tenneco at (847) 482-5000, attention: Corporate Secretary.

By Order of the Board of Directors

Brandon B. Smith

Corporate Secretary

Lake Forest, Illinois

April 3, 2019

i

ii

Incorporation by Reference	81

Directions to Annual Meeting	81

Delivery of Documents to Stockholders Sharing an Address	81

Submission of Stockholder Proposals	82

Stockholder Proposals - Inclusion in Company Proxy Statement	82

Other Stockholder Proposals - Discretionary Voting Authority and By-Laws	82

iii

IMPORTANT NOTICE REGARDING THE

AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2019

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) on April 3, 2019 to our stockholders of record. The Notice provides you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting and our Form 10-K (which includes our audited financial statements) on the Internet at www.proxyvote.com;

•	Instruct us to provide our future proxy materials to you electronically by email; and

•	If you prefer, request paper copies of our proxy materials and Form 10-K.

Plan participants who hold Tenneco shares in their 401(k) accounts and other stockholders who have previously requested paper copies of these materials may receive these materials by email or by mail. We elected to use electronic notice and access for our proxy materials because this process will reduce our printing and mailing costs and, by reducing the amount of printed materials, will reduce the environmental impact of our annual meeting of stockholders. Choosing to receive your future proxy materials by email will help us in these efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

PROXY STATEMENT

The Board of Directors of Tenneco Inc. has made these proxy materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We first released these proxy materials to our stockholders on or about April 3, 2019. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders on May 15, 2019, or at any adjournment or postponement thereof.

PROXY SUMMARY

The following summary sets forth certain performance highlights, as well as information contained elsewhere in this proxy statement. You should read the entire proxy statement before casting your vote.

2018 Highlights

•	Record full-year revenue of $11.8 billion;

•	Returns to shareholders of $59 million through dividends; and

•

Our acquisition of Federal-Mogul LLC (“Federal-Mogul”) and the announcement of our intent to separate our businesses into two independent, publicly traded companies through a tax-free spin-off to stockholders that will establish an aftermarket & ride performance company and a powertrain technology company (the “Spin-off”).

Annual Meeting of Shareholders

WHEN: May 15, 2019, 1:00 p.m. Eastern Time

WHERE: Detroit Foundation Hotel, 250 West Larned Street, Detroit, MI 48226

You are entitled to vote at the meeting if you were a holder of record of our class A common stock at the close of business on March 18, 2019. Please see pages 4-5 for instructions on how to vote your shares.

Voting Recommendations of the Board

Item	Description	For	Against	Page
1.	Elect Directors	X		8
2.	Ratify appointment of the independent auditor	X		77
3.	Approve, on an advisory basis, executive compensation	X		79

Director Nominees

The Board has nominated the following individuals to stand for election for a one-year term expiring at the annual meeting of stockholders in 2020. Each nominee is independent, other than Messrs. Kesseler, Sherrill and Wood. You can find additional information under “Election of Directors (Item 1)” beginning on page 8.

Name	Age	Director Since	Professional Background	Standing Board Committees
SungHwan Cho	44	2019	CFO, Icahn Enterprises L.P.
Thomas C. Freyman	64	2013	Former CFO, Abbott	Audit, Compensation
Denise Gray	56	2019	President of LG Chem Michigan Inc. Tech Center
Brian J. Kesseler	52	2016	Co-CEO, Tenneco
Dennis J. Letham	67	2007	Former CFO, Anixter International	Audit, Compensation
James S. Metcalf	61	2014	Chairman of the Board and CEO, NCI Building Systems, Inc., Former Chairman, President and CEO, USG Corporation	Audit, Nominating / Governance
Roger B. Porter	72	1998	Professor of Business and Government, Harvard University; Former assistant to President George H.W. Bush for economic and domestic policy	Nominating / Governance
David B. Price, Jr.	73	1999	Former President, Noveon Inc.	Compensation
Gregg M. Sherrill	66	2007	Chairman of the Board, Tenneco; Former Chairman and CEO, Tenneco
Jane L. Warner	72	2004	Former Executive Vice President, Illinois Tool Works	Audit, Compensation
Roger J. Wood	56	2016	Co-CEO, Tenneco

Key Features of Our Executive Compensation Program

•	Pay-for-performance strategy aligns executive and stockholder financial interests (page 38)

•	Incentive compensation made up approximately 85% of target CEO pay granted for 2018 (page 35)

•	Incentive pay programs feature multiple performance metrics (pages 40-44)

•	Rigorous stock ownership requirements for officers and directors (page 49)

•	No pledging or hedging of Tenneco stock by officers or directors (pages 49-50)

•	Clawback policy that requires reimbursement of incentive compensation in certain circumstances (page 50)

Governance Highlights

•	Nine of our 12 current directors are independent (page 21)

•	Directors elected annually and majority voting for all directors

•	Stockholders meeting certain requirements may nominate directors and have them included in the proxy statement, known as “proxy access” (pages 82-83)

•	Extensive Board oversight of risk management, with particular focus on our strategic, operational, compliance and financial risks (pages 20-21)

•	Separate Chairman and Co-CEOs (page 19)

•	Executive sessions of independent directors conducted after every regularly scheduled Board meeting (pages 21-22)

•	Comprehensive annual self-assessments of Board and its committees

•	No poison pill

•	Code of Conduct for directors, officers and employees and an additional Code of Ethical Conduct for Financial Managers that applies to our Co-CEOs, CFO and other key financial managers

QUESTIONS AND ANSWERS

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

•	The election of the 11 nominees named in this proxy statement to our Board of Directors, each for a term of one year;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending December 31, 2019; and

•	To approve our executive compensation in an advisory vote.

The stockholders will also act on any other business that may properly come before the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote your shares, and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder should have enclosed or provided voting instructions for you to use in directing the voting of your shares.

Who may attend the Annual Meeting?

Anyone who was a holder of class A common stock as of the close of business on March 18, 2019 may attend the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our class A common stock at the close of business on March 18, 2019 are entitled to vote. There were 57,126,127 shares of class A common stock outstanding on March 18, 2019. Stockholders are entitled to cast one vote per share on all matters.

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

There are three ways to vote by proxy:

•	By Internet — You can vote over the Internet by following the instructions on the Notice or proxy card;

•	By Mail — If you received your proxy materials by mail, you can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone — You can vote by telephone by following the instructions on the proxy card.

If you received a proxy card in the mail but choose to vote by Internet or by telephone, you do not need to return your proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s, broker’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

Unless you hold your shares through the company’s 401(k) plans, you may vote via the Internet or by phone until 11:59 p.m. Eastern Time, on May 14, 2019, or the company’s agent must receive your paper proxy card on or before May 14, 2019. If you hold your shares through the company’s 401(k) plans, you may vote via the Internet or by phone until 11:59 p.m., Eastern Time, on May 12, 2019, or the company’s agent must receive your paper proxy card on or before May 12, 2019.

How will my proxy be voted?

All properly completed, unrevoked proxies that are timely received will be voted in accordance with the specifications made.

If a properly executed, unrevoked written proxy card does not specifically direct the voting of shares covered, the proxy will be voted:

•	FOR the election of all nominees for election as director described in this proxy statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2019;

•	FOR the approval, in an advisory vote, of our executive compensation; and

•	in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

The Board of Directors is not aware of any other matters that may properly come before the Annual Meeting. However, should any such matters come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy card to vote all proxies (unless otherwise directed by stockholders) in accordance with their judgment on such matters.

May I revoke or change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Corporate Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific stockholders will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

What constitutes a quorum, permitting the Annual Meeting to conduct its business?

The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of class A common stock as of the record date is considered a quorum for the transaction of business. If you submit a properly completed proxy or if you appear at the Annual Meeting to vote in person, your shares of class A common stock will be considered part of the quorum.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. The election of directors (Item 1) and the advisory vote on executive compensation (Item 3) are “non-discretionary” items. If you do not instruct your bank, broker or other record holder how to vote with respect to any of these items, your bank, broker or other record holder may not vote with respect to the applicable proposal and those votes will be counted as “broker non-votes.”

How many votes are needed to approve a proposal?

Assuming the presence of a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as a director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast. Because the election of directors is determined on the basis of a majority of the votes cast, abstentions and broker non-votes have no effect on the election of directors.

Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for 2019 and to approve our executive compensation in an advisory vote. Because the vote standard for the approval of these proposals is a majority of shares present and entitled to vote, abstentions have the effect of a vote against the proposals and broker non-votes have no effect on the proposals.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We will report the voting results in a Current Report on Form 8-K within four business days after the end of the Annual Meeting.

How is the solicitation being made?

The cost of solicitation of proxies will be borne by us. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone, email or fax. Proxy cards and materials also will be distributed to beneficial owners of stock through brokers, custodians, nominees and other like parties, and we expect to reimburse such parties for their charges and expenses. We have engaged Alliance Advisors to assist us in the solicitation of proxies, at an estimated cost of $8,000 to $15,000 plus expense reimbursement.

Does Tenneco allow stockholders to have proxy access for the nomination of directors?

Yes. The Board has adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the company’s proxy statement and form of proxy. See “Submission of Stockholder Proposals” for further information.

Where can I find more information about Tenneco?

We file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). This information is available at our website at http://www.tenneco.com and at the Internet site maintained by the SEC at http://www.sec.gov.

ELECTION OF DIRECTORS (ITEM 1)

Our Board of Directors is currently comprised of 12 individuals, all of whom, except for Mr. Stecko, are proposed to be elected at this Annual Meeting to serve for a one-year term to expire at the annual meeting of stockholders to be held in 2020 and until their successors are chosen and have been duly elected and qualified.

Unless otherwise indicated in your proxy, the persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote your proxy for all the nominees, each of whom has been designated as such by the Board of Directors. In the event that any nominee for director withdraws or for any reason is not able to serve as a director, we will vote your proxy for the remainder of those nominated for director (except as otherwise indicated in your proxy) and for any replacement nominee designated by the Nominating and Governance Committee of the Board of Directors.

You may vote “For” or “Against” any or all of the director nominees, or you may “Abstain” from voting. Assuming a quorum, each director nominee receiving a majority of the votes cast at the Annual Meeting (in person or by proxy) will be elected as director. A “majority of the votes cast” means the number of “For” votes cast exceeds the number of “Against” votes cast. A proxy marked “Abstain” with respect to any director will not be counted in determining the total number of votes cast.

If an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s death, resignation or retirement. To address this potential outcome, the Board adopted a director resignation policy in Tenneco’s By-Laws. Under this policy, the Board of Directors will nominate for directors only those incumbent candidates who tender, in advance, irrevocable resignations, and the Board has obtained such conditional resignations from the nominees in this year’s proxy statement. The irrevocable resignations will be effective upon the failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. If a nominee fails to receive the required vote, the Nominating and Governance Committee will recommend to the Board whether to accept or reject the tendered resignation. The Board will publicly disclose its decision within 90 days following certification of the stockholder vote. The director whose resignation is under consideration will not participate in the recommendation of the Nominating and Governance Committee or the Board’s decision with respect to the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board (but not below the minimum number of directors required under our Certificate of Incorporation).

In connection with the closing of the Federal-Mogul acquisition, on October 1, 2018, the company, Icahn Enterprises L.P. (“IEP”), American Entertainment Properties Corp.(“AEP”) and Icahn Enterprises Holdings L.P. (“IEH”) entered into a Shareholders Agreement (the “Shareholders Agreement”). Mr. Cho, who is the chief financial officer of IEP, was elected to our board as the representative of IEP and is nominated for election at the Annual Meeting pursuant to the terms of the Shareholders Agreement. See “Corporate Governance — Related Party Transactions”.

MEMBERS OF THE BOARD OF DIRECTORS

Nominees for Election to the Board of Directors

The Board of Directors recommends that you vote FOR all of the nominees listed below.

SungHwan Cho Age: 44

Mr. Cho has served as Chief Financial Officer of IEP, a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at IEP since October 2006. Mr. Cho has been a director of: Hertz Global Holdings, Inc., a company engaged in the car rental business, since May 2017; IEP, since September 2012; and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012 (and has been Chairman of the Board of CVR Energy since June 2018). In addition, Mr. Cho serves as a director of certain wholly-owned or majority-owned subsidiaries of IEP, including: Icahn Automotive Group LLC, an automotive parts installer, retailer and distributor; Ferrous Resources Limited, an iron ore mining company; PSC Metals, LLC, a metal recycling company; and WestPoint Home LLC, a home textiles manufacturer. Mr. Cho was previously: a director (from January 2013) and Chairman of the Board (from June 2018) of CVR Refining, LP, an independent downstream energy limited partnership, until January 2019; a member of the Executive Committee of American Railcar Leasing LLC, a lessor and seller of specialized railroad tank and covered hopper railcars, from September 2013 to June 2017; a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017; a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017; a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013; a director (from June 2011) and Chairman of the Board (from July 2014) of American Railcar Industries, Inc., a railcar manufacturing company, until December 2018, and a director of Federal-Mogul Holdings LLC until October 2018. Mr. Cho received a B.S. in Computer Science from Stanford University and an MBA from New York University, Stern School of Business. Mr. Cho became a director of our company on April 1, 2019.

Mr. Cho’s broad range of directorships and executive positions over his career brings valuable experience to our board.

Thomas C. Freyman Age: 64 Committee: Audit, Compensation

Mr. Freyman served as Executive Vice President, Finance and Administration for Abbott from June 2015 until his retirement in February 2017. Prior to that, he served as Chief Financial Officer and Executive Vice President, Finance for Abbott since 2004. He was first appointed Chief Financial Officer and Senior Vice President, Finance in 2001. From 1999 to 2001, he served as Vice President and Controller of Abbott’s Hospital Products Division. Prior to that, he held a number of financial planning and analysis positions with Abbott including Treasurer for Abbott’s international operations and Corporate Vice President and Treasurer. Mr. Freyman holds a bachelor’s degree in accounting from the University of Illinois and a master’s degree in management from Northwestern University. Mr. Freyman is a director of Hanger, Inc. and Allergan plc. He has been a director of our company since 2013.

As a former Chief Financial Officer of a Fortune 200 company†, Mr. Freyman brings substantial expertise in finance and accounting to our Board and the Audit Committee. Throughout his more than 30-year career with Abbott, Mr. Freyman served in diverse financial and accounting roles throughout Abbott’s global organization. Prior to his career with Abbott, he was a certified public accountant with the firm of Ernst & Whinney (now Ernst & Young) where he gained substantial experience in auditing, tax and financial reporting. The Board has designated Mr. Freyman as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

†	At the time of his retirement.

Denise Gray Age: 56

Ms. Gray is currently president of LG Chem Michigan Inc. Tech Center in Troy, Michigan overseeing the North American subsidiary of South Korean LG Chem Ltd., one of the world’s largest lithium-ion battery manufacturers. Prior to that she was President and Chief Executive Officer of LG Chem Power, Inc., a company focused on bringing lithium-ion polymer battery technology to North America for applications in the automotive and commercial markets from September 2015 until March 2018. From March 2013 until September 2015 she was Vice President, Powertrain Electrification at AVL List GMBH in Graz, Austria and North America. She also spent 30 years at General Motors in roles of increasing responsibility including heading up Global Battery Systems Engineering where she was recognized as “the battery czar,” and a driving force behind General Motors’ Chevrolet Volt vehicle. She holds a Bachelor’s degree in Electrical Engineering from Kettering University and a Master’s degree in Engineering Management Technology from Rensselaer Polytechnic Institute.

With over 30 years of experience in the automotive industry, Ms. Gray has substantial understanding of the opportunities and needs of our business. Her current and former leadership roles as a President and Chief Executive Officer of companies at the forefront of battery technology bring valuable insight into the future direction of the automotive industry to our company.

Brian J. Kesseler Age: 52

Mr. Kesseler was named our Co-Chief Executive Officer in October 2018. Mr. Kesseler joined Tenneco in January 2015 as our Chief Operating Officer until his appointment in May 2017 as our Chief Executive Officer. Prior to that, Mr. Kesseler was president of Johnson Controls Power Solutions, and served as Chief Operating Officer for that business from May 2012 until January 2013. He originally joined Johnson Controls in 1994 and served in leadership roles of increasing responsibility including, from 2009 to 2012, in the Building Efficiency division, where he was Vice President and General Manager with responsibility for Europe Systems & Services, North America Service and the Unitary Products Group. Prior to Johnson Controls, he was with Ford Motor Company, serving in the North America Assembly operations. Mr. Kesseler holds a bachelor’s degree in finance from Michigan State University and an M.B.A. from Baldwin-Wallace College. He has been a director of our company since October 2016.

He brings to our Board more than 25 years of experience in the automotive industry in increasingly senior management roles. As Chief Operating Officer, he oversaw our global operations for over two years, including in key growth areas. Mr. Kesseler has extensive knowledge of our company and its global operations. That, together with his passion for our industry, leadership qualities and track record of elevating performance, makes him a particular asset to our company, both as a member of the Board and as our Co-Chief Executive Officer.

Dennis J. Letham Age: 67 Committee: Audit (Chair), Compensation

From 1995 until his retirement in June 2011, Mr. Letham served as Executive Vice President, Finance and Chief Financial Officer of Anixter International Inc., where he oversaw the company’s finance, accounting, tax, legal, human resource and internal audit activities in 50 countries. Before assuming his role as Chief Financial Officer in 1995, Mr. Letham served as Executive Vice President and Chief Financial Officer of Anixter, Inc., the principal operating subsidiary of Anixter International, which he joined in 1993. Previously, he had a 10-year career with National Intergroup Inc., where he was Senior Vice President and Chief Financial Officer, as well as Vice President and Controller, Director of Corporate Accounting and Manager for Internal Audit. Mr. Letham began his career at Arthur Andersen & Co. in 1973 where he held progressive responsibilities in the Audit Department. Mr. Letham holds a bachelor’s degree from Pennsylvania State University’s Accounting Honors program. He also is a Certified Public Accountant. Mr. Letham is a director of Extra Space Storage Inc. and Chairman of its Audit Committee and was a director of Interline Brands, Inc. and Chairman of its Audit Committee through August 2015 when it was sold to The Home Depot, Inc. He has been a director of our company since 2007.

Mr. Letham’s substantial experience in finance and accounting makes him a valuable asset to our Board and our Audit Committee. Throughout his more than 40-year career, Mr. Letham has gained a deep understanding of the operations and financial reporting and accounting functions of large organizations. His 15 years of experience as the Chief Financial Officer of Anixter, a large international public company, give him substantial insight into the complex financial, accounting and operational issues that a large multinational company such as ours can encounter. Further, with his background in public accounting, he brings particular insight to the external and internal audit functions. The Board has designated Mr. Letham as an “audit committee financial expert” as that term is defined in the SEC’s rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

James S. Metcalf Age: 61 Committee: Audit, Nominating and Governance

Mr. Metcalf is Chairman of the Board and Chief Executive Officer of NCI Building Systems, Inc. He retired in October 2016 as the Chairman, President and Chief Executive Officer of USG Corporation. At the time of his retirement, he had served as Chairman since December 2011 and had served as Chief Executive Officer and President since January 2011. From January 2006 through January 2011, he was President and Chief Operating Officer of USG. Prior to that Mr. Metcalf held many positions at USG including President, Building Systems; President and Chief Executive Officer, L&W Supply; Senior Vice President, Sales and Marketing, USG Interiors, Inc.; Vice President, National Accounts, United States Gypsum Company; Director, Retail Marketing, USG Corporation; Director, Retail Sales, USG Interiors, Inc.; and National Accounts Manager, United States Gypsum Company. He also serves as a board member for the National Association of Manufacturers and as a policy advisory board member for the Joint Center for Housing Studies at Harvard University. Mr. Metcalf holds a bachelor’s degree from The Ohio State University. He also holds a master’s degree in business administration from Pepperdine University and completed the Stanford Executive Program. He has been a director of our company since 2014.

As a current and former Chief Executive Officer of major manufacturers of construction materials, Mr. Metcalf brings substantial executive leadership experience to our Board and the Audit Committee. Further, Mr. Metcalf’s service in leadership roles in multiple areas within a large manufacturing company gives him particular insight into the types of strategic, operational and financial issues faced by companies such as ours.

Roger B. Porter Age: 72 Committee: Nominating and Governance (Chair)

Mr. Porter is the IBM Professor of Business and Government at Harvard University. He has served on the faculty at Harvard University since 1977. He also held senior economic policy positions in the Ford, Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy Board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. He received a B.A. from Brigham Young University and M.A. and Ph.D. degrees from Harvard University. He was also a Rhodes Scholar at Oxford University where he received his B.Phil. degree. He is also a director of Zions Bancorporation, Extra Space Storage Inc. and Packaging Corporation of America. He has been a director of our company since 1998.

Mr. Porter brings a distinctive background to his service on our Board of Directors. He is the author of several books on economic policy, including Presidential Decision Making and Efficiency, Equity and Legitimacy: The Multilateral Trading System at the Millennium. His significant policy roles for various White Houses, as well as his scholarly research and teaching as the IBM Professor of Business and Government at Harvard, give him a unique perspective on the impact of general economic, political and market conditions on our business and operations. His background and experience is unlike that of any other Board member, making him a valuable addition to a well-rounded Board. In addition, his service on the Board of Directors of a variety of major public companies provides him an understanding of the strategic, operational and financial issues faced by large public companies.

David B. Price, Jr. Age: 73 Committee: Compensation (Chair)

Since his retirement from Noveon, Inc. in 2001, Mr. Price has worked as an independent consultant, providing investment and operational advice primarily to financial and strategic buyers of businesses. Previously, Mr. Price was President of Noveon, Inc. from February 2001 until May 2001. Noveon was formerly the Performance Materials segment of BF Goodrich Company before its sale to an investor group in February 2001. While with BF Goodrich from July 1997 to February 2001, Mr. Price served as Executive Vice President of BF Goodrich and President and Chief Operating Officer of BF Goodrich Performance Materials. Before joining BF Goodrich, Mr. Price held various executive positions over a 25-year span at Monsanto Company, including President of the Performance Materials Division of Monsanto from 1995 to July 1997. From 1993 to 1995, he was Vice President and General Manager of commercial operations for the Industrial Products Group and was also named to the management board of Monsanto’s Chemical Group. Mr. Price received a B.S.C.E. from the University of Missouri and an M.B.A. from Harvard University. Mr. Price is a Director of St. Luke’s Hospital in St. Louis. He has been a director of our company since 1999.

Mr. Price is an experienced businessman, having managed major chemicals businesses for Monsanto and BF Goodrich over a 30-year period. His experience as president and chief operating officer of various Monsanto and BF Goodrich business units gives Mr. Price an understanding of the strategic, operational and financial issues facing major industrial companies and a perspective beyond traditional automotive manufacturing.

Gregg M. Sherrill Age: 66 Chairman

Mr. Sherrill served as our Chairman and Chief Executive Officer from January 2007 to May 2017 and as our Executive Chairman until May 2018. Mr. Sherrill joined us from Johnson Controls Inc., where he served since 1998, most recently as President, Power Solutions. From 2002 to 2003, Mr. Sherrill served as the Vice President and Managing Director of Europe, South Africa and South America for Johnson Controls’ Automotive Systems Group. Before joining Johnson Controls, Mr. Sherrill held various engineering and manufacturing assignments over a 22-year span at Ford Motor Company. Mr. Sherrill holds a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Indiana University’s Graduate School of Business. Mr. Sherrill is a director of The Allstate Corporation and of Snap-on Incorporated, where he is the Chairperson of the Organization and Executive Compensation Committee. Mr. Sherrill serves on the National Governing Council of The Wilderness Society and is Honorary Vice Chair of the National Association of Manufacturers. He has been a director of our company since 2007.

Mr. Sherrill brings to our Board over 40 years of experience in the automotive industry, including ten years as our Chairman and Chief Executive Officer. Before joining our company, he held increasingly senior management roles at both a major automotive parts supplier and a major original equipment manufacturer, giving him unique perspective and insight. His extensive experience managing international operations is also of key value to a global company such as ours. Under his leadership, in addition to delivering strong financial results, our company established a long-term vision and strategic direction that capitalizes on the distinct strengths and opportunities of each of our product lines. His extensive knowledge of our business and industry, together with his proven talents and leadership, position him well to continue to serve as our Chairman.

Jane L. Warner Age: 72 Committee: Audit, Compensation

From August 2007 until her retirement in March 2013, Ms. Warner served as Executive Vice President at Illinois Tool Works Inc., a Fortune 200† diversified manufacturer of highly engineered components and industrial systems and consumables, where she had worldwide responsibility for its Decorative Surfaces and Finishing Systems businesses. Ms. Warner joined Illinois Tool Works in December 2005 as Group President of its Worldwide Finishing business. She was previously the President of Plexus Systems, L.L.C., a manufacturing software company, from June 2004 to December 2005, and a Vice President with Electronic Data Systems from 2000 through June 2004, where she led their global manufacturing group. Ms. Warner served as Executive Vice President for first tier supplier Textron Automotive from 1994 through 1999, where she was President of its Kautex North America and Randall divisions. Previously, Ms. Warner held executive positions in manufacturing, engineering and human resources over a 20-year span at General Motors Corporation. Ms. Warner received a B.A. and an M.A. from Michigan State University. She also received an M.B.A. from Stanford University where she was a Sloan Fellow. Ms. Warner is a board member of Brunswick Corporation and Regal Beloit Corporation. Ms. Warner served on the board of directors of MeadWestvaco Corporation through August 2014. She is also a Trustee for John G. Shedd Aquarium and chairs its Long Range Planning Committee. She has been a director of our company since 2004.

With over 20 years of automotive industry experience, Ms. Warner has particular appreciation of the challenges facing our customers. Her automotive industry expertise is supplemented by her leadership roles in global manufacturing and manufacturing information systems businesses, both of which are of particular relevance to a global manufacturing company such as ours. She also brings to us the financial understanding she has gained through her business unit leadership and as a member of the audit committee of both MeadWestvaco and Regal Beloit.

†	At the time of her retirement.

Roger J. Wood Age: 56

Mr. Wood was named our Co-Chief Executive Officer in October 2018. Prior to that he was Chief Executive Officer and Chairman of Fallbrook Technologies Inc. since February 2018. He previously retired as President and Chief Executive Officer of Dana Holding Corporation (now known as Dana Incorporated) in 2015, having served in those positions since 2011 when he joined Dana. Prior to joining Dana Holding Corporation, Mr. Wood served as Executive Vice President and Group President for the Engine Group at BorgWarner Inc. In his 26-year career at BorgWarner, Mr. Wood served in various leadership roles with global operations responsibilities. Mr. Wood holds a bachelor’s degree in engineering technology from State University College in Buffalo, N.Y., and an M.B.A. from Syracuse University. He is a member of the board of directors of Brunswick Corporation and Fallbrook Technologies. Prior to Mr. Wood’s retirement from Dana, he served as a member of the boards for the Business Leaders of Michigan, the Ohio Business Roundtable, the board of trustees of the Manufacturer’s Alliance/MAPI and the CEO Council for the Original Equipment Suppliers Association (OESA). Mr. Wood is a fellow of the National Association of Corporate Directors. He has been a director of our company since 2016.

Mr. Wood’s 30-year career at other Tier-1 automotive suppliers gives him distinct knowledge of the businesses and operations of companies such as ours, particularly in the areas of manufacturing operations, business management and strategic planning. In addition, his several roles as Chief Executive Officer for multiple companies, he brings his significant leadership experience to our company and Board

Members of the Board of Directors in 2018 Not Continuing in Office

Paul J. Stecko. Mr. Stecko, age 74, will end his many years of distinguished service to our company at the Annual Meeting. Mr. Stecko has been a director of our company since 1998. He has served as a director of Packaging Corporation of America (“PCA”) since March 1999, including as Chairman from 1999 through 2015. He served as Executive Chairman of PCA from July 2010 through December 2013 and as Chief Executive Officer of PCA from January 1999 through June 2010. Mr. Stecko served as President and Chief Operating Officer of Tenneco from November 1998 to April 1999 and as Chief Operating Officer of Tenneco from January 1997 to November 1998. From December 1993 through January 1997, Mr. Stecko served as Chief Executive Officer of Tenneco Packaging Inc. Before that, Mr. Stecko spent 16 years with International Paper Company in roles of increasing responsibility, most recently serving as Vice President and General Manager of the Publication Papers, Bristols and Converting Papers businesses. Mr. Stecko received a B.S. degree in metallurgy from Penn State University and an M.S. in metallurgical engineering and an M.B.A. from the University of Pittsburgh. He is a director of State Farm Mutual Insurance Company and served as a director of Smurfit Kappa Group through October 2015.

CORPORATE GOVERNANCE

Overview

We have established a comprehensive corporate governance plan for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with these responsibilities and standards. As part of its annual review process, the Board of Directors monitors developments in the area of corporate governance. Summarized below are some of the key elements of our corporate governance plan. Many of these matters are described in more detail elsewhere in this proxy statement.

Director Independence (see pp. 21-22)

Nine of our 12 current directors are independent under the New York Stock Exchange (“NYSE”) listing standards. Assuming all nominees presented in this proxy statement are elected at the Annual Meeting, Eight of our 11 directors will be independent under the NYSE listing standards.

Independent directors are scheduled to meet separately in executive session after every regularly scheduled Board of Directors meeting.

Audit Committee (see pp. 25-27 and pp. 75-76)

All members meet the independence standards for audit committee membership under the NYSE listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Each of Messrs. Freyman and Letham has been designated as an “audit committee financial expert” as defined in the SEC rules. All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

The Audit Committee operates under a written charter that governs its duties and responsibilities, including its sole authority to appoint, review, evaluate and replace our independent auditors.

The Audit Committee has adopted policies and procedures governing the pre-approval of all audit, audit-related, tax and other services provided by our independent auditors.

Compensation Committee (see pp. 22-23 and p. 74)

All members meet the independence standards for compensation committee membership under the NYSE listing standards.

The Compensation Committee operates under a written charter that governs its duties and responsibilities, including the responsibility for executive compensation.

Nominating and Governance Committee (see pp. 23-24)

All members are independent under the NYSE listing standards.

The Nominating and Governance Committee operates under a written charter that governs its duties and responsibilities.

Corporate Governance Principles

We have adopted Corporate Governance Principles, including qualification and independence standards for directors.

Stockholder Proxy Access (see pp. 82-83)

The Board has adopted proxy access By-Law provisions to permit eligible stockholders to include nominees in the company’s proxy statement and form of proxy.

Stock Ownership Guidelines (see p. 49)

We have adopted Stock Ownership Guidelines to align the interests of our executives and directors with the interests of our stockholders and promote our commitment to sound corporate governance.

The Stock Ownership Guidelines apply to the non-management directors, the Chairman, each Co-Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, all Executive Vice Presidents, all Senior Vice

Presidents and Vice Presidents (in the executive compensation band).

Anti-Hedging Policy and Trading Restrictions (see p. 49)

We have an insider trading policy which, among other things, prohibits our directors, officers and other employees from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

Anti-Pledging Policy (see p. 50)

We have a policy under which our directors and executive officers are prohibited from pledging our securities as collateral.

Accounting Complaints and Communications with the Directors (see p. 27)

The Audit Committee has established a process for confidential and anonymous submissions by our employees, as well as submissions by other interested parties, regarding questionable accounting or auditing matters. Additionally, the Board of Directors has established a process for stockholders to communicate with the Board of Directors, as a whole, or any independent director.

Codes of Business Conduct and Ethics

We operate under a Code of Conduct that applies to all directors, officers and employees and covers a broad range of topics, including data security, compliance with laws, restrictions on gifts and conflicts of interest. All salaried employees are required to affirm from time to time in writing their acceptance of, and compliance with, the Code of Conduct.

We have also adopted a Code of Ethical Conduct for Financial Managers that applies to our Co-Chief Executive Officers, Chief Operating Officer, Chief Financial Officer, Controller and other key financial managers.

Transactions with Related Persons (see pp. 27-28)

We have adopted a Policy and Procedure for Transactions with Related Persons, under which our Audit Committee must generally pre-approve transactions involving more than $120,000 with our directors, executive officers, 5% or greater stockholders and their immediate family members.

Equity Award Policy (see p. 48)

We have adopted a written policy to be followed for all issuances by our company of compensatory awards in the form of our common stock or any derivative of our common stock.

Clawback Policy (see p. 50)

We have adopted a clawback policy under which we will, in specified circumstances, require reimbursement of annual and long-term incentives paid to an executive officer.

Personal Loans

We comply with and operate in a manner consistent with the legislation prohibiting extensions of credit in the form of a personal loan to or for our directors or executive officers.

Governance Information Available Online

Additional information about our Governance and Company Policies is available on the Internet at www.tenneco.com. (The contents of the website are not, however, a part of this proxy statement.)

Information on-line includes: Audit Committee, Compensation Committee and Nominating and Governance Committee Charters, Corporate Governance Principles, Stock Ownership Guidelines, Accounting Complaints Policy, Code of Ethical Conduct for Financial Managers, Code of Conduct, Policy and Procedures for Transactions with Related Persons, Equity Award Policy, Clawback Policy, Insider Trading Policy, Director Communications Policy, and Audit/Non-Audit Services Policy.

We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K and applicable NYSE rules regarding amendments to or waivers of our Code of Ethical Conduct for Financial Managers and Code of Conduct by posting this information on our website at www.tenneco.com.

The Board of Directors and Its Committees

Board Leadership Structure

Our Board of Directors currently is comprised of 12 members, nine of whom are independent and two of whom are officers of our company. Assuming all nominees presented in this proxy statement are elected at the Annual Meeting, eight of our 11 directors will be independent. The Board of Directors believes that our ratio of outside directors to inside directors represents a commitment to the independence of the Board and a focus on matters of importance to our stockholders.

	Independent	Standing Committee	Role

Mr. Cho	✓

Mr. Freyman	✓	Audit, Compensation

Ms. Gray	✓

Mr. Kesseler

Mr. Letham	✓	Audit, Compensation	Audit Committee Chair

Mr. Metcalf	✓	Audit, Nominating and Governance

Mr. Porter	✓	Nominating and Governance	Committee Chair

Mr. Price	✓	Compensation	Committee Chair

Mr. Sherrill			Chairman

Mr. Stecko	✓	Nominating and Governance	Lead Independent Director

Ms. Warner	✓	Audit, Compensation

Mr. Wood

Mr. Sherrill was our Executive Chairman from May 2017 to May 2018 and our non-executive Chairman of the Board since his retirement as an employee on May 16, 2018. Mr. Sherrill has presided and will continue to preside at all meetings of stockholders and the Board. During Mr. Sherrill’s tenure as Chief Executive Officer, the Board determined it was appropriate to have the roles of Chairman and Chief Executive Officer combined in recognition of Mr. Sherrill’s unified leadership and deep experience with our company and the efficiency and effectiveness of Board conduct and proceedings gained from this leadership and experience. With Mr. Kesseler’s appointment as Chief Executive Officer in May 2017, the Chairman and Chief Executive Officer roles were split between Mr. Sherrill, who remained as our Executive Chairman, and Mr. Kesseler. By having separate roles, the two executives were able to focus on key aspects of our enterprise, with the Chief Executive Officer having general charge of the day-to-day business and affairs of the company and the Executive Chairman focusing on key strategic issues, Board leadership and communication, and transition. Both continue to serve as a valuable bridge between the Board and management. Mr. Sherrill has continued to provide strategic insight on key issues and provide valuable leadership and communication in his role as non-executive Chairman. Upon Tenneco’s completion of the acquisition of Federal-Mogul on October 1, 2018, Mr. Kesseler and Mr. Wood were appointed Co-Chief Executive Officers in anticipation of our planned separation into two independent publicly traded companies. Our Board of Directors believes this leadership structure is in the best interests of our company and its stockholders.

We also have a lead independent director, Mr. Stecko. As lead independent director, Mr. Stecko presides at all executive sessions of the Board, consults with management and the other members of the Board regarding Board meeting agendas and serves as the principal liaison between management and the independent directors. Following the Annual Meeting, the chair of the Nominating and Governance Committee, expected to be Mr. Porter, subject to his re-election, will preside at all executive sessions of the Board.

Our Board of Directors has three standing committees — the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of these committees consists solely of independent directors and has its own chair who is responsible for directing the work of the committee in fulfilling its responsibilities.

The independent directors on the Board and each of these committees meet in regularly scheduled executive sessions without any members of management present. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. Our system has provided and will continue to provide appropriate checks and balances to protect stockholder value and allows for efficient management of our company.

Role of Board of Directors in Risk Oversight

Our Board of Directors recognizes that, although risk management is primarily the responsibility of the company’s management team, the Board of Directors plays a critical role in the oversight of risk, including the identification and management of risk. The Board of Directors believes that an important part of its responsibilities is to assess the major risks we face and review our strategies for monitoring and controlling these risks. The Board of Directors’ involvement in risk oversight involves the full Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

We perform an annual enterprise risk assessment, which originates within our internal audit department and is performed in accordance with the standards adopted by the Committee of Sponsoring Organizations of the Treadway Commission (CSO). As part of its assessment, our internal audit department interviews each of our directors, as well as members of management, regarding the strategic, operational, compliance and financial risks that our company faces. Our Vice President of Internal Audit and Chief Financial Officer review the results of this annual enterprise risk assessment with our Board of Directors. In addition, throughout the year, the Board of Directors meets with senior management to discuss:

•	current business trends affecting us;

•	the major risk exposures facing us; and

•	the steps management has taken to monitor and control such risks.

The Board of Directors receives presentations throughout the year from senior management and leaders of our business units and functional groups regarding specific risks that we face. Finally, on an annual basis, management provides a comprehensive strategic review to the Board of Directors, which includes a discussion of the major risks faced by our company and our strategies to manage and minimize these risks.

The Audit Committee meets frequently during the year with senior management, our Vice President of Internal Audit and our independent public accountants and discusses the major risks facing us, and the steps management has taken to monitor and control such risks, as well as the adequacy of internal controls that could mitigate risks that could significantly affect our financial statements. At each regularly scheduled meeting, our Vice President of Internal Audit reviews with the Audit Committee the results of internal audit activities and testing since the Audit Committee’s prior meeting. In addition, at each regularly scheduled Audit Committee meeting, the company’s General Counsel provides a report to the Audit Committee regarding any significant litigation, environmental and regulatory risks faced by our company. The Audit Committee also maintains oversight over the company’s compliance programs, including compliance with the company’s Code of Conduct. The Chair of the Audit Committee provides the Board of Directors with a report concerning its risk oversight activities at each Board meeting. The Compensation Committee reviews our compensation structures and programs to ensure that they do not encourage excessive risk-taking.

Director Independence

The Board of Directors has determined that all of our non-management directors, except for Mr. Sherrill, are “independent” as that term is defined under the listing standards of the NYSE. As part of its analysis, the Board determined that none of the outside directors has a direct or indirect material relationship with our company. Under written guidelines adopted by the Board, the following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence:

•

the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) does business with us and the annual sales to, or purchases from, us are less than 1% of the annual consolidated revenues of both our company and the other company;

•

the director is an employee, director or beneficial owner of less than 10% of the shares of another company that (directly or indirectly through its subsidiaries or affiliates) is indebted to us, or to which we are indebted, and the total amount of either company’s consolidated indebtedness to the other is less than 1% of the total consolidated assets of the indebted company;

•

the director is an employee, director or beneficial owner of another company in which we own a common equity interest, and the amount of our interest is less than 5% of the total voting power of the other company; or

•

the director serves as an employee, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are less than 1% of that organization’s total annual charitable receipts.

Mr. Cho is Chief Financial Officer of IEP, which indirectly owns more than 5% of our class A common stock. Certain subsidiaries of IEP have entered into transactions with our company that are described in “Related Party Transactions” below. In finding Mr. Cho to be independent, the Board of Directors has determined that these transactions are immaterial to both our company and IEP and that the director’s interest in these transactions is not material (as his interest in these transactions is primarily as an officer of IEP). Mr. Sherrill was an officer of our company until May 16, 2018 and is therefore not considered “independent” under the listing standards of the NYSE.

Board Meetings

During 2018, the Board of Directors held eleven meetings. All of our directors who served in 2018 attended at least 90% of all meetings of the Board of Directors and the committees of the Board on which the director served. The Board of Directors is scheduled to meet in executive session, without management, after every regularly scheduled Board meeting. Mr. Stecko acts as lead independent director to chair these executive sessions and as primary spokesperson in communicating matters arising out of these sessions to our management. Following the Annual Meeting, the chair of the Nominating and Governance Committee, expected to be Mr. Porter, subject to his re-election, will preside at all executive sessions of the Board.

All of our directors serving at the time attended last year’s annual meeting of stockholders. The Board of Directors has a policy that, absent unusual circumstances, all directors attend our annual stockholder meetings.

Compensation Committee

The members of the Compensation Committee are Mr. Freyman, Mr. Letham, Ms. Warner and Mr. Price, who is the Chair of the Committee. The Compensation Committee is comprised solely of outside directors who meet the independence standards for compensation and nominating committee members as set forth in the NYSE listing standards. This committee was formed in July 2018 upon the split of the former combined Compensation/Nominating/Governance Committee.

The Compensation Committee has the responsibility, among other things, to:

•	establish the compensation of our executive officers;

•	examine periodically our compensation philosophy and structure;

•	supervise our welfare and pension plans and compensation plans;

•	produce a report on executive compensation for inclusion in our annual proxy statement in accordance with applicable rules and regulations of the SEC;

•	review our compensation practices and policies for our employees to determine whether those practices and policies are reasonably likely to have a material adverse effect on us;

•

review and recommend to the Board any company proposal regarding the advisory vote on executive compensation and any company proposal regarding the frequency of the advisory vote on executive compensation;

•

oversee our management evaluation and succession planning (subject to review with respect to the chief executive officer by the Nominating and Governance Committee) and our diversity initiatives in connection with management succession; and

•

review the qualifications of, and recommend candidates for, election as officers of our company (subject to review with respect to the chief executive officer by the Nominating and Governance Committee).

The Compensation Committee operates pursuant to a written charter, the current version of which was adopted by the Board of Directors and the Compensation Committee, respectively, in July 2018 in connection with the split of the former Compensation/Nominating/Governance Committee into separate Compensation and Nominating and Governance Committees. The Compensation/Nominating/Governance Committee held three meetings, and the Compensation Committee held three meetings, during 2018. For purposes hereof, references to the Compensation Committee include, for periods prior to July 2018, the Compensation/Nominating/Governance Committee.

For 2018, the Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) as its principal outside compensation consultant. Meridian reports directly to the Compensation Committee with the assignment to:

•

assist the committee in reviewing and assessing the adequacy of executive compensation, including salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards;

•	provide plan design advice; and

•	provide annual competitive market studies against which committee members can analyze executive compensation.

From time to time, the Compensation Committee will review materials prepared by other consultants to assist them with specific compensation matters. For a discussion of the role of our executive officers in the establishment of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.” Our executive officers do not participate in the process for establishing director compensation.

A report of the Compensation Committee regarding executive compensation appears elsewhere in this proxy statement. For a more detailed discussion of the processes and procedures for considering and determining executive compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. Metcalf, Stecko and Porter, who is the Chair of the Committee. The Nominating and Governance Committee is comprised solely of outside directors who meet the general independence standards as set forth in the NYSE listing standards. This committee was formed in July 2018 upon the split of the former combined Compensation/Nominating/Governance Committee.

The Nominating and Governance Committee has the responsibility, among other things, to:

•	review and determine the desirable balance of experience, qualifications and expertise among members of the Board;

•	review possible candidates for membership on the Board and recommend a slate of nominees for election as directors at each annual meeting of stockholders;

•	review the function and composition of the other committees of the Board and recommend membership on these committees;

•	review the qualifications of, and recommend candidates for, election as chief executive officer of our company;

•	oversee our director compensation program;

•	oversee our chief executive officer evaluation and succession planning;
•	develop and recommend to the Board of Directors for approval any revisions to our Corporate Governance Principles; and

•	oversee our policies and strategies related to matters of sustainability, corporate responsibility, political contributions and philanthropy.

The Nominating and Governance Committee operates pursuant to a written charter, the current version of which was adopted by the Board of Directors and the Compensation Committee, respectively, in July 2018 in connection with the split of the former Compensation/Nominating/Governance Committee into separate Compensation and Nominating and Governance Committees. The Compensation/Nominating/Governance Committee held three meetings, and the Nominating and Governance Committee held three meetings, during 2018. For purposes hereof, references to the Nominating and Governance Committee include, for periods prior to July 2018, the Compensation/Nominating/Governance Committee.

For 2018, the Nominating and Governance Committee retained the services of Meridian its principal outside compensation consultant with respect to director compensation. Meridian reports directly to the Nominating and Governance Committee in connection with apprising the committee members regarding best practices and pay levels in association with director compensation.

For our director compensation, Meridian prepares comparative market data and presents that information directly to the Nominating and Governance Committee. The Nominating and Governance Committee reviews this data and establishes director compensation in consultation with Meridian.

Other than its services as a compensation consultant, Meridian provides no other services to the Nominating and Governance Committee, the Compensation Committee or our company.

Consideration of Director Nominees

The Nominating and Governance Committee regularly assesses the size of the Board of Directors, the need for expertise on the Board of Directors and whether any vacancies are expected on the Board of Directors. The Nominating and Governance Committee’s process for identifying and evaluating nominees is as follows:

•

In the case of incumbent directors, the Nominating and Governance Committee reviews annually such directors’ overall service to us during their term, including the specific experience, qualifications, attributes and skills that such directors bring to service on our Board, the number of meetings attended, the level of participation, the quality of performance and any transactions of such directors with us during their term.

•

In the event that vacancies are anticipated or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director that may come to its attention through a variety of sources, including current Board members, stockholders or other persons, including professional search firms. All candidates for director are evaluated at regular or special meetings of the Nominating and Governance Committee.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating and Governance Committee considers each candidate’s experience, qualifications, attributes and skills as well as the specific qualification standards set forth in our By-Laws and Corporate Governance Principles, including:

•	personal and professional ethics, integrity and values;

•	an ability and willingness to undertake the requisite time commitment to Board functions;

•	independence pursuant to the guidelines set forth in the Corporate Governance Principles and applicable rules and regulations;

•	age, which must be less than 75 at the time of election unless otherwise determined in the good faith judgment of our Board;

•	the potential impact of service on the board of directors of other public companies, including competitors of our company; and

•	an absence of employment at a competitor of our company.

The Nominating and Governance Committee and the Board of Directors value diversity, and believe that a diverse Board composition provides significant benefit to our company. Each candidate is reviewed in light of the overall composition and skills of the entire Board of Directors at the time, including the varied characteristics of the Board members and candidate in terms of opinions, perspectives, personal and professional experiences and backgrounds. The nominees selected are those whose experience and background are deemed to provide the most valuable contribution to the Board.

Our By-Laws permit, under certain circumstances, a stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) to nominate a candidate or candidates for election to the Board of Directors at an annual meeting, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater. In order to require us to include such candidate or candidates in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws.

Our By-Laws also permit stockholders entitled to vote at the meeting to nominate directors for consideration at an annual meeting of stockholders without requiring that their nominees be included in our proxy statement and form of proxy. Stockholders may nominate persons for election to the Board of Directors at an annual meeting by submitting a letter of nomination, together with certain related information required by our By-Laws.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045. For more information on submitting a nomination, visit www.tenneco.com or see “Submission of Stockholder Proposals.”

Audit Committee

The members of the Audit Committee are Ms. Warner and Messrs. Freyman, Metcalf, and Letham, who is the Chair of the Committee. The Audit Committee is comprised solely of directors who meet all of the independence standards for audit committee membership as set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules adopted thereunder and the NYSE listing standards. The Board of Directors has designated each of Messrs. Freyman and Letham as an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Management is responsible for maintaining our internal controls over financial reporting. Our independent public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on its audit. The Audit Committee’s duty is to oversee and monitor these activities on behalf of the Board of Directors. Specifically, the Audit Committee has the responsibility, among other things, to:

•	select and approve the compensation of our independent public accountants;

•	review and approve the scope of the independent public accountants’ audit activity and all non-audit services;

•	review the independence, qualifications and performance of our independent public accountants;

•	review with management and the independent public accountants the adequacy of our basic accounting system and the effectiveness of our internal audit plan and activities;

•	review with management and the independent public accountants our certified financial statements and exercise general oversight over the financial reporting process;

•	review litigation and other legal matters that may affect our financial condition and monitor compliance with business ethics and other policies;

•	provide an avenue of communication among the independent public accountants, management, the internal auditors and the Board of Directors; and

•	prepare the audit-related report required by the SEC to be included in our annual proxy statement.

In fulfilling its responsibilities, the Audit Committee reviewed with management and our independent public accountants:

•

significant issues, if any, regarding accounting principles and financial statement presentations, including any significant changes in our selection or application of accounting principles, and significant issues, if any, as to the adequacy of our internal controls and any special audit steps adopted in view of material internal control deficiencies;

•

analyses prepared by management and/or our independent public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of our financial statements, including analyses of the effects of alternative generally accepted accounting principles methods on financial statements;

•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, if any, on our financial statements; and

•	the type and presentation of information to be included in earnings press releases, as well as any financial information and earnings guidance provided to analysts and rating agencies.

In addition, the Audit Committee has discussed our major risk exposures and the steps that management has taken to monitor and control such exposures. Management is required to advise the Audit Committee of any instances of fraud relating to employees who have a significant role in our internal controls.

The Audit Committee operates under a written charter, the current version of which was reaffirmed by the Board of Directors and the Audit Committee in February 2019 as part of their annual review process. The Audit Committee held twelve meetings in 2018. A report of the Audit Committee appears elsewhere in this proxy statement.

Accounting Complaints and Communications with the Directors

Anyone with concerns about our conduct, or about our accounting, internal accounting controls or auditing matters, may communicate that concern directly to the Board of Directors, any non-employee director or the Audit Committee. All such concerns will be forwarded to the appropriate directors for their review, and all material concerns related to audit or accounting matters will be forwarded to the Audit Committee. All reported concerns will be simultaneously reviewed and addressed by each of our Chief Compliance Officer and General Counsel or his or her respective designee (unless he or she is alleged to be involved in the matter at issue). The status of all outstanding concerns addressed to the Board, the non-employee directors or the Audit Committee will be reported to the Board or the Audit Committee (as applicable) on at least a quarterly basis. The Board or any committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. Our corporate policies prohibit retaliatory action against any employee who raises concerns or questions in good faith about these matters.

Stockholders wishing to communicate with the Board of Directors, any outside director or the Audit Committee may do so by writing to our Corporate Secretary at 500 North Field Drive, Lake Forest, Illinois 60045. The Corporate Secretary will forward any communications as directed by the stockholder. We maintain a separate, internal system for the receipt of communications from employees.

Transactions with Related Persons

The Board of Directors has adopted a Policy and Procedures for Transactions with Related Persons. As a general matter, the policy requires the Audit Committee to review and approve or disapprove the entry by us or our subsidiaries into certain transactions with related persons. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved will or may reasonably be expected to exceed $120,000 in any calendar year and in which a related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A related person is:

•	any director, nominee for director or executive officer of our company;

•	any immediate family member of a director, nominee for director or executive officer of our company; and

•

any person, and his or her immediate family members, or any entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

If advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction.

The policy provides that the following transactions are pre-approved for the purposes of the policy:

•

Employment of executive officers and compensation of directors and executive officers that is otherwise being reported in our annual proxy statement or is not required to be reported in the proxy statement (as these transactions are otherwise subject to approval by the Board of Directors or one of its committees);

•

A transaction where the related person’s only interest is as an employee, director or beneficial owner of less than 10% of the outstanding equity securities of the other company, and if the transaction involves the sale or purchase of goods or services, the annual sales to or purchases from our company are less than 1% of the annual consolidated revenue for both our company and the other company, or, if the transaction involves lending or borrowing, the total amount of either company’s indebtedness is less than 1% of the total consolidated assets of the indebted company;

•

Contributions to charitable organizations, foundations or universities at which a related person’s only relationship is as an employee, director or trustee, if the aggregate amount does not exceed 1% of the charitable organization’s total annual receipts;

•	Transactions where the related person’s only interest arises solely from the ownership of our common stock, and where all stockholders of our company receive benefits on a pro rata basis;

•	Transactions involving a related person where the rates or charges involved are determined by competitive bids;

•	Transactions where the related person renders services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and

•	Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Related Party Transactions

In connection with the closing of the Federal-Mogul acquisition, on October 1, 2018, the company, IEP, AEP and IEH entered into the Shareholders Agreement.

Pursuant to the Shareholders Agreement, prior to the earlier of the date the Spin-Off (as defined in the Shareholders Agreement) is consummated and the date on which IEP and its affiliates cease to own at least 10% of the outstanding class A Common Stock and class B Common Stock, measured as a single class, the Board will nominate for election the then-serving chief executive officer of IEP (or another designee of IEP, if applicable) at each annual meeting of stockholders. If the Spin-Off has not occurred by the date that is 18 months after the closing of the acquisition of Federal-Mogul, IEP must cause its designee to resign from the Board at least 30 days prior to IEP taking certain specified actions with respect to the company.

The Shareholders Agreement also contains a standstill covenant, which prohibits IEP and its affiliates from taking certain actions until the earlier of the date that is (i) 18 months after the closing of the acquisition of Federal-Mogul, if the Spin-Off has not occurred by such date, and (ii) one year after the date on which IEP and its affiliates cease to own at least 5% of the outstanding class A Common Stock and class B Common Stock, measured as a single class. Prohibited actions include: (i) acquisitions of stock or other securities or any material assets of the company or any subsidiaries (subject to some exceptions); (ii) participating in a proxy solicitation; (iii) announcing or proposing any extraordinary business combination transaction; and (iv) otherwise seeking to control or influence control of the management, the Board of the policies of the company.

Furthermore, until the later of (i) the expiration of the standstill restrictions discussed above and (ii) the time when IEP and its affiliates cease to own at least 10% of the outstanding class A Common Stock and class B Common Stock, measured as a single class, IEP and its affiliates may not transfer any shares (a) to certain specified types of investors and (b) in an amount equal to 5% or more of the class A Common Stock issued and outstanding at the time of such transfer (subject to certain carve outs for transfers to certain passive institutional investors).

For so long as IEP and its affiliates own at least 10% of the outstanding class A Common Stock and class B Common Stock, measured as a single class, and the company proposes to issue any equity securities (other than in an excluded issuance), IEP and its affiliates have certain preemptive rights. The Shareholders Agreement also includes registration rights for IEP.

Prior to its acquisition, Federal-Mogul was party to supply contracts with The Pep Boys—Manny, Moe & Jack (“Pep Boys”) and IEH Auto Parts LLC (“Auto Plus”). Pep Boys and Auto Plus are owned by IEP. IEP indirectly holds more than 5% of our class A common stock, and Mr. Cho is chief financial officer of IEP. In connection with the acquisition of Federal-Mogul, we negotiated modifications to the supply contracts with Pep Boys and Auto Plus which we believe are favorable to us. We assumed these contracts in the acquisition of Federal-Mogul. Prior to the acquisition, we had sales to Pep Boys and Auto Plus unrelated to Federal-Mogul which are ongoing. Sales to Pep Boys and Auto Plus in 2019 were less than $75 million and $145 million, respectively. Such sales were made and are continuing to be made in the ordinary course of our business.

Federal-Mogul is party to certain other minor arrangements with IEP subsidiaries: (i) leases of office space and warehouse facilities (under $0.5 million in 2018); (ii) a distribution services agreement (under $1.5 million in 2018); (iii) sales in the ordinary course of our business to PSC Metals, Inc. (under $2.5 million in 2018); and (iv) a supply chain management arrangement with Insight Portfolio Group (under $0.5 million in 2018).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and executive officers and beneficial owners of 10% or more of a registered class of our equity securities to file with the SEC initial reports of beneficial ownership (Form 3) and reports on changes in beneficial ownership (Form 4 or 5). SEC rules adopted pursuant to Section 16(a) require that such persons furnish us with copies of all such forms they file with the SEC.

Based solely upon our review of such forms furnished to us for 2018, and upon the written representations received by us from certain of our directors and executive officers that no Forms 5 were required, we believe that our directors, executive officers and 10% or greater stockholders complied with all Section 16(a) filing requirements on a timely basis during 2018.

OWNERSHIP OF COMMON STOCK

Management

The following table shows, as of March 18, 2019, the number of shares of our class A common stock, par value $.01 per share (the only class of voting securities outstanding), beneficially owned by: (1) each director and nominee for director; (2) each person who is named in the Summary Compensation Table below; and (3) all directors and executive officers as a group.

	Shares of Class A Common Stock Owned (1)(2)(3)		Class A Common Stock Equivalents(4)	Total Shares and Equivalents
Directors and Nominees
Keith Cozza*	4,317		1,998	6,135
SungHwan Cho	–		–	–
Thomas C. Freyman	25,724		–	25,724
Denise Gray	2,878		–	2,878
Brian J. Kesseler	137,269	(5)	125,137	262,406
Dennis J. Letham	37,233		31,903	69,136
James S. Metcalf	13,047		721	13,768
Roger B. Porter	63,139		108,410	171,549
David B. Price, Jr.	7,417	(6)	35,811	43,228
Gregg M. Sherrill	406,382		–	406,382
Paul T. Stecko (7)	21,426		20,430	41,856
Jane L. Warner	34,486		19,755	54,241
Roger J. Wood	6,693		104,595	111,288
Named Executive Officers
Jason M. Hollar	9,590		58,625	68,215
Gregg A. Bolt	36,898		20,859	57,757
Peng (Patrick) Guo	146,564		40,299	186,526
Brandon B. Smith	7,741		40,473	48,180
Kenneth R. Trammell (8)	190,127		12,717	202,844
All executive officers and directors as a group (22 individuals)	1,167,005	(9)	739,817	1,906,822

*	Keith Cozza ceased serving as director April 1, 2019.

(1)

Each director and executive officer has sole voting and investment power over the shares beneficially owned (or has the right to acquire shares pursuant to the options described in note (2) below) as set forth in this column, except: (A) as set forth in notes (5) and (6) below; and (B) with respect to investment power, the restricted shares described in note (2) below.

(2)	Includes shares of restricted stock. At March 18, 2019, Messrs. Kesseler, Hollar, Bolt, Guo, and Smith held 15,070, 3,562, 2,402, 2,275 and 506 shares of restricted stock,

respectively. Also includes shares that are subject to options that are exercisable within 60 days of March 18, 2019 for Messrs. Sherrill, Bolt, Guo, Smith and Trammell, to purchase 129,630, 6,918, 7,755, 1,264 and 38,409 shares, respectively.

(3)

Each of the individuals listed in the table owns less than 1% of the outstanding shares of our common stock, respectively. All directors and executive officers as a group beneficially own approximately 3.3% of the outstanding class A common stock.

(4)

For outside directors, represents common stock equivalents received in payment of director fees. These common stock equivalents are payable in cash or, at our option, shares of common stock after an outside director ceases to serve as a director. For officers, represents time-vesting restricted stock units that are awarded as part of our long-term compensation program and are to be settled in shares of class A common stock.

(5)	Includes 59,710 shares held by the Brian J and Michele M Kesseler Revocable Trust.

(6)	Includes 1,092 shares held by the Joyce A. Price Revocable Trust and 686 shares held by the David B. Price, Jr. Revocable Trust.

(7)	Held jointly with rights of survivorship by Paul Stecko and Maurice Stecko.

(8)	Based on information as of Mr. Trammell’s retirement from our company effective January 1, 2019.

(9)

Includes 189,496 shares that are subject to options that are exercisable within 60 days of March 18, 2019 by all executive officers and directors as a group. Includes 38,536 shares of restricted stock held by all executive officers and directors as a group. Does not include common stock equivalents.

Certain Other Stockholders

The following table sets forth, as of March 18, 2019, certain information regarding the persons known by us to be the beneficial owner of more than 5% of our outstanding class A common stock (the only class of voting securities outstanding).

Name and Address of Beneficial Owner(1)	Shares of Class A Common Stock Owned(1)	Percent of Class A Common Stock Outstanding
Icahn Enterprises Holdings L.P. (2) 445 Hamilton Avenue, Suite 1210 White Plains, NY 10601	5,651,177	9.9%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	5,007,967	8.8%
Wellington Management Group LLP (4) 280 Congress Street Boston, MA 02210	4,085,892	7.2%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	3,947,746	6.9%
Fuller & Thaler Asset Management, Inc. (6) 411 Borel Avenue, Suite 300 San Mateo, CA 94402	3,916,897	6.9%

(1)	This information is based on information contained in filings made with the SEC regarding the ownership of our class A common stock.

(2)

Icahn Enterprises Holdings L.P. (“IEPH”), 445 Hamilton Avenue, Suite 1210, White Plains, NY 10601, is the beneficial owner of 5,651,177 shares. IEPH has sole power to dispose of or to direct the disposition of 5,651,177 shares, and sole power to vote 5,651,177 shares. Beckton Corp. is the sole stockholder of Icahn Enterprises G.P. Inc., which is the general partner of IEPH. Carl C. Icahn is the sole stockholder of Beckton Corp. In addition, Mr. Icahn is the indirect holder of approximately 91.4% of the outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P., the sole limited partner in IEPH. Mr. Icahn, Beckton Corp. and Icahn Enterprises G.P. Inc. each have shared power to dispose of 5,651,177 shares and shared power to vote 5,651,177 shares.

(3)

The Vanguard Group, Inc. (“Vanguard”), 100 Vanguard Blvd., Malvern, PA 19355, is the beneficial owner of 5,007,967 shares. Vanguard has the sole power to dispose of or to direct the disposition of 4,911,653 shares and has shared power to dispose of 96,314 shares. Vanguard has sole power to vote 95,698 shares and shared power to vote 6,700 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 89,614 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 12,784 shares as a result of its serving as investment manager of Australian investment offerings.

(4)

Wellington Management Group LLP (“Wellington”), 280 Congress Street Boston, MA 02210 is the beneficial owner of 4,085,892 shares as parent holding company for shares that are owned of record by clients of Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (such entities the “Wellington Investment Advisors”). Wellington owns Wellington Group Holdings LLP, which in turn owns Wellington Investment Advisors LLP. Wellington Investment Advisors LLP controls, directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisors. Wellington has shared power to dispose of 4,085,892 shares and shared power to vote 2,401,195 shares. Wellington Group Holdings LLP has shared power to dispose of 4,085,892 shares and shared power to vote 2,401,195 shares. Wellington Investment Holdings LLP has shared power to dispose of 4,085,892 shares and shared power to vote 2,401,195 shares. Wellington Management Company LLP has shared power to dispose of 3,851,927 shares and shared power to vote 2,303,401 shares.

(5)

BlackRock, Inc. (“BlackRock”), 55 East 52nd Street, New York, NY 10022, is the beneficial owner of 3,947,746 shares through various of its subsidiaries: BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Investment Management (UK) Ltd., BlackRock Japan Co Ltd, BlackRock Life Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock (Netherlands) B.V., and BlackRock Fund Advisors. BlackRock has sole voting power with respect to 3,775,893 shares and sole dispositive power with respect to 3,947,746 shares.

(6)

Fuller & Thaler Asset Management, Inc. (“Fuller and Thaler”), 411 Borel Avenue, Suite 300, San Mateo, CA 94402, is the beneficial owner of 3,916,897 shares. Fuller and Thaler has the sole power to dispose of or to direct the disposition of 3,916,897 shares, and sole power to vote 3,846,549 shares. Fuller and Thaler is deemed to be the beneficial owner of 3,916,897 shares pursuant to separate arrangements whereby it acts as investment adviser to certain persons. The Undiscovered Managers Behavioral Value Fund, an open-end management investment company, has an economic interest in more than 5% of these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation philosophy, policies, plans and programs are under the supervision of the Compensation Committee of our Board of Directors. For a description of the composition, authority and responsibilities of the committee, see “Corporate Governance — The Board of Directors and Its Committees — Compensation Committee.” Unless the context requires otherwise, in this Compensation Discussion and Analysis when we refer to the “committee,” we are referring to the Compensation Committee (or, for periods prior to July 20, 2018, our Compensation/Nominating/Governance Committee) and when we refer to “named executive officers,” we are referring to the named executive officers whose compensation is shown in this proxy statement under “— Summary Compensation Table.”

Executive Summary

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive.

Significant 2018 Events

During 2018, we undertook various transactions designed to transform our company. In April 2018, we announced that we had entered into a definitive agreement to acquire Federal-Mogul LLC (“Federal-Mogul”), along with the intention to separate into two independent public companies following the acquisition – a powertrain technology company and an aftermarket and ride performance company (the “Spin-off”). In anticipation of the Spin-off, we appointed Roger J. Wood as Co-Chief Executive Officer upon consummation of the acquisition on October 1, 2018 with the expectation that he would lead the powertrain technology company and Mr. Kesseler would lead the aftermarket and ride performance company. Accordingly, most of the committee’s 2018 determinations for named executive officer compensation were made prior to Mr. Wood joining our company as an employee in late 2018.

Company Performance in 2018

The committee believes that 2018 compensation for our named executive officers was appropriate in light of our financial performance for 2018, as well as over the 2016 through 2018 performance period for our long-term performance units.

Executive Compensation Decisions for 2018

Key pay outcomes under our 2018 executive compensation program included:

•

At the outset of the year (February 2018), the committee approved increases in base salaries that ranged between 0% and 5% over 2017 and were consistent with market movement and appropriate equity adjustments (excluding promotion-related raises);

•

Annual cash incentives based on 2018 results were at 50% of target level, taking into account a calculation 60% based on our earnings before interest expense, income taxes and non-controlling interests (“EBIT”) performance and 40% based on our cash flow as adjusted by the committee; and

•	Long-term performance units for the 2016 through 2018 performance period were earned at 44.7% of target level, based on a weighting of 50%-30%-20% respectively of:

•	Relative total stockholder return (“TSR”) versus the companies in the S&P 500 at 0% of target given performance at -37.3% of goal;

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) at 88.3% given performance at 95.3% of goal; and

•	Free cash flow at 90.9% of target given performance at 96.3% of goal.

The mix of the key elements of compensation (expressed as a proportion of total compensation) awarded to our named executive officers at the beginning of 2018 was as follows (excluding compensation of the type that would fall under “All Other Compensation” in our Summary Compensation Table). The table below does not include Mr. Wood, who was appointed as Co-Chief Executive Officer in October 2018 and only served three months of the year or Mr. Sherrill, who retired as an employee in May 2018 (due to rounding, percentages may not precisely reflect the absolute figures):

	Base Salary	Annual Cash Incentive Award (at target)	LTI Award for 2018-2020 (at target)	Fair Value of Restricted Stock Units Granted
Mr. Kesseler	14.7%	18.3%	40.2%	26.8%
Mr. Hollar	27.4%	20.5%	31.3%	20.8%
Mr. Bolt	28.5%	21.4%	30.1%	20.1%
Mr. Guo	25.1%	20.1%	32.9%	21.9%
Mr. Smith	35.1%	21.1%	26.3%	17.5%
Mr. Trammell	22.4%	19.1%	35.1%	23.4%

As the table and charts show, at the targeted level, our incentive compensation awards made at the beginning of 2018 represented approximately 85% of the total compensation awarded to our Chief Executive Officer for 2018 and an average of approximately 72% of the total compensation awarded to the other named executive officers shown above for 2018. The table above does not include (i) for Messrs. Hollar and Smith promotion-related increases in base salary (or the related impact on annual incentive opportunity) and equity awards made in mid-2018 or (ii) for Messrs. Kesseler, Hollar and Smith, supplemental awards made to Mr. Kesseler, Hollar and Smith later in 2018 in connection with the acquisition of Federal-Mogul and anticipated Spin-off. See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Certain Other 2018 Compensation Actions.” We have also excluded our former Chief Executive Officer

Mr. Sherrill, as his retirement as an executive of our company occurred in May 2018 and we believe the inclusion of his information with the other named executive officers for purposes of the chart and data above would skew the presentation of the compensation mix for such group as a whole.

Results of Say-on-Pay Vote

Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting held in May 2018, over 91% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2018. The committee will continue to consider the outcome of the annual say-on-pay proposal when making future compensation decisions for our executives.

Highlights of our Executive Compensation Practices

What we do

✓	Pay for Performance – We tie pay to performance, with incentive compensation representing approximately 85% of the total target compensation awarded to Mr. Kesseler at the start of 2018.

✓	Benchmarking – Our policy is to provide salary, annual cash incentive compensation and long-term incentive compensation that is competitive with the market and comparable companies when performance targets are met and is generally targeted to be in the range of the 50th percentile of compensation for target performance.

✓	Tally Sheets – The committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years.

✓	Robust Stock Ownership Requirements – We maintain stock ownership guidelines that apply to all of our directors and senior officers.

✓	Clawbacks – We have a clawback policy that requires reimbursement of incentive compensation in specified circumstances.

✓	Independent Compensation Consulting Firm – The committee engages an independent compensation consulting firm. The committee most recently re-assessed the firm’s independence in October 2018 and found the firm to be independent based on the criteria set forth in the NYSE rules regarding compensation consultant independence.

✓

Advisory Say-on-Pay Vote – Our stockholders hold an annual advisory vote on executive compensation (the “say-on-pay proposal”). At our annual meeting held in May 2018, over 91% of the shares present and entitled to vote on our say-on-pay proposal were voted in favor of the proposal. The committee believes this affirms stockholders’ support of our approach to executive compensation for 2018.

What we don’t do

×	Anti-Hedging Policy and Insider Trading Policy – Directors, officers and other employees are prohibited from engaging in “insider trading,” trading in our securities on a short-term basis, purchasing our securities on margin, short-selling our securities or entering into transactions designed to hedge the risks and benefits of ownership of our securities.

×	Anti-Pledging Policy – Our directors and executive officers are prohibited from pledging our securities as collateral.

×	Tax Gross-up on Change of Control – We have no officers or other employees who are entitled to gross-ups on excise taxes for change in control payments.

Compensation Objectives

Our compensation policies are based on the belief that executive and stockholder financial interests should be aligned as closely as possible, and compensation should be designed such that company performance drives the level of pay that our named executive officers and all management employees receive. Our executive compensation program has been structured to:

•	Reinforce a results-oriented management culture with executive pay that varies according to company performance;

•	Focus executives on annual and long-term business results with the overarching goal of enhancing stockholder value;

•	Align the interests of our executives and stockholders through equity-based compensation awards; and

•	Provide executive compensation packages that attract, retain and motivate executives of the highest qualifications, experience and ability.

Based on the guiding principle of aligning executive compensation with the financial interests of our stockholders, our executive compensation program provides competitive levels of compensation derived from several sources: salaries, annual cash incentive awards, stock ownership opportunities through restricted stock awards, restricted stock unit awards and stock-settled long-term performance share units, and cash-settled long-term performance units.

We also offer other benefits typically offered to executives by major U.S. corporations, including defined benefit retirement plans (under which future benefit accruals were substantially eliminated for senior management in 2006 as described below), defined contribution retirement plans, limited perquisites, employment agreements (in limited cases), severance and change in control benefits, and health and welfare benefits.

Compensation Process

In determining competitive compensation, the committee engages Meridian Compensation Partners LLC (“Meridian”), a nationally recognized compensation consulting firm that, in order to maintain its independence, reports directly to the committee. For our Co-Chief Executive Officers, Meridian provided market data regarding salary, annual cash incentive award targets, and equity-based and other long-term incentive compensation awards directly to the committee as it makes decisions with respect to compensation. For the other named executive officers, Mr. Kesseler formulated the initial recommendations regarding salary, annual cash incentive award targets and equity-based and other long-term incentive compensation awards. The committee reviewed these recommendations in light of market data prepared by Meridian. For other forms of compensation and benefits, management generally makes initial recommendations that are considered by the committee.

Our general policy is to provide salary, annual cash incentive payments and equity-based and other long-term incentive compensation to named executive officers that is competitive with the market and comparable companies when financial and qualitative performance targets are met (i.e., in the range of the median compensation for target performance). In making its determinations regarding these elements of compensation, the committee regularly reviews data regarding compensation practices at other companies that it determines to be relevant to compensation matters affecting our company.

The benchmarking information we use in establishing salary, annual cash incentive payments and equity-based and other long-term incentive compensation typically includes the most recently available data regarding publicly traded companies comparable to our company in terms of industry, proximity, market capitalization and/or other factors. For 2018 compensation determinations, specific data was reviewed regarding a comparison group consisting of the following twenty companies:

2018 Compensation Peer Group

American Axle & Manufacturing Holdings, Inc.	Harley-Davidson, Inc.
Aptiv PLC	Illinois Tool Works Inc.
Autoliv, Inc.	Lear Corporation
BorgWarner Inc.	Lennox International Inc.
Cooper Tire & Rubber Company	Meritor, Inc.
Cummins Inc.	Oshkosh Corporation
Dana Incorporated	Terex Corporation
Eastman Chemical Company	The Timken Company
Eaton Corporation plc	Visteon Corporation
The Goodyear Tire & Rubber Company	Whirlpool Corporation

In addition, the committee reviewed aggregate data regarding a broader group of durable goods manufacturers (that were not specifically identified to the committee). This data was prepared by Meridian and compared targeted and actual compensation paid by these companies to their executive officers in specified positions to the compensation we pay to named executive officers in the same or similar positions.

In addition to looking at the competitiveness of the elements of pay, the committee uses “tally sheets” to review the total amount of compensation and benefits provided to the named executive officers annually as well as over a period of years. The tally sheets also help the committee consider pay decisions in the context of an executive’s total compensation.

For 2018, Mr. Kesseler reviewed with and recommended to the committee the annual salary, incentive plan target and equity-based and other long-term compensation for each of our named executive officers and other key management personnel (excluding the Co-Chief Executive Officers). The committee reviewed those recommendations and made a final determination with respect to such compensation. In general, the compensation that is developed for each of these named executive officers is based on competitive market data and on recommendations regarding the executive’s overall contributions, past performance and anticipated future contributions. The committee also reviews the executive’s performance separately and sets the salary, incentive plan target and equity-based and other long-term compensation of the Co-Chief Executive Officers based on competitive market data as well as the committee’s assessment of the Co-Chief Executive Officers’ respective past performance and anticipated future contributions.

Design and Elements of Compensation

Our compensation program generally provides that, as an employee’s level of responsibility increases, a greater portion of his or her potential total compensation is based on company performance and varies in accordance with the market price of our common stock. This results in greater potential variability in the individual’s total compensation from year to year. In designing and administering the components of the executive compensation program, the committee strives to balance short- and long-term incentive objectives and to employ prudent judgment when establishing performance criteria, evaluating performance and determining actual incentive payments.

In general, we use the benchmarking data described above to allocate between annual compensation and long-term compensation (excluding retirement benefits) and between cash compensation and equity compensation. The following is a description of each element of our executive compensation program, along with a discussion of the decisions of, and actions taken by, the committee with respect to each such aspect of compensation for 2018.

Salary and Annual Cash Incentive Compensation

For 2018, an executive’s basic annual cash compensation package consisted primarily of a base salary and the opportunity to earn payments under the Tenneco Annual Incentive Plan (the “AIP”).

The 2018 salary levels established for our named executive officers were designed to be, in general, in the 50th percentile range when compared to the salaries set by the companies in the compensation surveys reviewed as set forth above. For 2018, salary increases were 5% for Mr. Kesseler, 5% for Mr. Hollar (and then another 16.2% in connection with his mid-year promotion to Chief Financial Officer), 2.8% for Mr. Bolt, 3.8% for Mr. Guo, 35.6% for Mr. Smith (and another 25% in June, reflecting step-ups towards a market rate of salary for a General Counsel in connection with his promotion), 3.1% for Mr. Trammell and 0% for Mr. Sherrill over 2017 levels and consistent with market movement and appropriate equity adjustments.

The following table shows the base salary and 2018 annual AIP bonus target for each named executive officer for 2018:

Named Executive Officer	2018 Base Salary	2018 Annual Cash Incentive Target as % of Salary
Brian J. Kesseler	$1,050,000	125%
Roger J. Wood (1)	$1,050,000	125%
Jason M. Hollar (2)	$610,000	80%
Gregg A. Bolt	$540,000	75%
Peng (Patrick) Guo	$550,000	80%
Brandon B. Smith (3)	$500,000	75%
Kenneth R. Trammell	$670,000	85%
Gregg M. Sherrill (4)	$1,200,000	125%

(1)

Salary paid to Mr. Wood for 2018 was less than the annual rate set forth above since he joined the company on October 1, 2018. Excludes amounts payable to Mr. Wood for periods prior to October 1, 2018 in respect of his service as an outside director. See “Executive Compensation — Summary Compensation Table” on p. 52 for salary paid to Mr. Wood in 2018.

(2)

Reflects promotion-related increase in base salary rate and annual incentive target effective June 1, 2018 (Mr. Hollar’s promotion was effective July 1, 2018). Prior to the changes, Mr. Hollar’s base salary was $525,000 and his target bonus was 75%. See “Executive Compensation — Summary Compensation Table” on p. 52 for salary paid to Mr. Hollar in 2018.

(3)

Reflects promotion-related increases in base salary rate and annual incentive target effective June 1, 2018. Prior to the change, Mr. Smith’s base salary was $400,000 and his target bonus was 60%. See “Executive Compensation — Summary Compensation Table” on p. 52 for salary paid to Mr. Smith in 2018.

(4)

Salary paid to Mr. Sherrill for 2018 was less than the annual rate set forth above due to his retirement as an officer on May 16, 2018. Excludes amounts payable to Mr. Sherrill for periods after May 16, 2018 in respect of his service as a non-employee director. See “Executive Compensation — Summary Compensation Table” on p. 52 for salary paid to Mr. Sherrill in 2018.

The AIP target payment levels established for our named executive officers for 2018 were also designed to be, in general, in the 50th percentile range when compared to target levels for similar payments set by the companies in the compensation surveys reviewed as described above. Like executives at peer companies, our named executive officers had the potential to earn payouts above or below the target under the AIP based on our actual company performance. We have used performance metrics based on EBIT and cash flow for the AIP because we believe that strong EBIT and cash flow performance are correlated with stockholder returns and that making business and investment decisions based on EBIT and cash flow balances cash-oriented and earnings-oriented results.

Under the AIP, our management developed EBIT and cash flow goals and recommended them to the committee. The committee reviewed those goals, other information provided by management and performance data provided by Meridian and adopted the goals the committee determined appropriate. At the conclusion of the year, the committee approved incentive award payments to named executive officers based on the degree of achievement of the goals established for the year. Under the AIP, 60% of an individual’s award is based on a formula tied to our corporate achievement of pre-established EBIT performance goals and the other 40% of an individual’s award is based on a formula tied to our corporate achievement of pre-established cash flow goals. The terms of the AIP allow the committee to adjust the award based on factors that the committee considers relevant. Each participant’s payout under the AIP is capped at two times his or her target, except as the committee otherwise determines.

For 2018, target performance under the AIP was $656 million for EBIT and $202 million for cash flow. An executive would have been eligible to receive an AIP bonus equal to 200% of target if EBIT had been at least $40 million better than target and cash flow had been at least $50 million better than target. Our EBIT performance for 2018 was $637 million and our cash flow was $176 million, which was the level of performance required for the EBIT-based portion of the AIP bonus to be paid at 53% of the target level and the cash flow-based portion of the AIP bonus to be paid at 48% of the target level. In view of these results, the committee declared that AIP bonuses be paid at the 50% of target level. See “— Calculations Under Various Plans — Calculations Under Our Annual Incentive Plan” for a description of how our EBIT and cash flow are calculated under the AIP.

The following table illustrates the target, maximum and actual AIP payments for our named executive officers for 2018:

	Annual AIP Bonus Plan 2018 Target and Maximum				Annual AIP Bonus Plan 2018 Payouts
	60% (EBIT Based)		40% (Cash Flow Base)
	Target	Maximum	Target	Maximum
Mr. Kesseler	$787,500	$1,575,000	$525,000	$1,050,000	$656,250
Mr. Wood	$196,875	$393,750	$131,250	$262,500	$164,063
Mr. Hollar (1)	$269,238	$538,475	$179,492	$358,984	$224,365
Mr. Bolt	$243,000	$486,000	$162,000	$324,000	$202,500
Mr. Guo	$264,000	$528,000	$176,000	$352,000	$220,000
Mr. Smith (1)	$191,250	$382,500	$127,500	$255,000	$159,375
Mr. Trammell	$341,700	$683,400	$227,800	$455,600	$284,750
Mr. Sherrill (2)	$337,500	$675,000	$225,000	$450,000	$281,250

(1)

Reflects pro rata adjustments due to base salary increases effective mid-2018. See “Executive Compensation — Compensation Discussion and Analysis — Design and Elements of Compensation — Certain Other 2018 Compensation Actions” on pp. 44-45 for a discussion of these increases.

(2)

Reflects pro rata adjustments due to retirement effective May 16, 2018. See “Executive Compensation — Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans” on pp. 45-46 for a description of our retirement plans.

Long-Term and Stock-Based Incentives

Our long-term and stock-based incentive plans have been designed to align a significant portion of executive compensation with stockholder interests. The current plan — the 2006 Long-Term Incentive Plan — permits a variety of awards including stock options, restricted stock, restricted stock units, stock equivalent units and performance units. These awards are based on an analysis of competitive levels of similar awards.

The company’s long-term and stock-based compensation program has been comprised of:

•

awards of restricted stock or restricted stock units which generally vest in 1/3 increments over three years (subject to acceleration of a portion of the shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock), and

•	for periods prior to 2018, cash-settled long-term performance units (“LTPUs”) which are generally earned over a three-year performance period and paid after the end of the performance period, and

•	for 2018, stock-settled long-term performance share units (“PSUs”) which are generally earned over a three-year performance period and paid after the end of the performance period.

Each year, typically at its meeting in February, the committee reviews and approves LTPU award amounts earned for the most recent performance period, and determines the size, nature and distribution of long-term and stock-based grants for our named executive officers for the new year. In addition, during the course of the year the committee may award additional LTPUs/PSUs covering partially completed performance periods in connection with new hires or promotions.

Historically, the amount of these awards has been designed to target value for our named executive officers in the range of the 50th percentile when compared to the value of similar awards granted by peer companies to their executives, based on the committee’s assumptions regarding future company performance and other factors. The value actually realized from these awards could be above or below the 50th percentile based on our actual company performance.

LTPUs have historically been denominated in dollar targets (“Target Value”) and are payable 50% based on our total stockholder return (stock price appreciation adjusted for any dividends) (“TSR”) relative to the TSR of the companies in the S&P 500, 30% based on our EBITDA (as described in “— Calculations Under Various Plans — Calculations Under Our LTPUs”) and 20% based on our FCF (See “— Calculations Under Various Plans — Calculations Under Our LTPUs”) during the performance period. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. The committee included EBITDA and FCF as part of our LTPU program so that our program would incorporate multiple metrics that are key to our delivering sustainable performance. The LTPUs are payable at the end of a three-year performance period. The LTPUs granted in 2016 were paid in early 2019 based on our 2016 through 2018 performance, as described below.

In 2018, we began issuing PSUs in lieu of LTPUs. The PSUs were designed to be earned 50% based on three-year Economic Value Added (“EVA ®”) performance and 50% based on three-year total stockholder return against a peer group. In addition, the PSUs will be paid in shares of our class A common stock rather than cash. The committee believes that our compensation program has served us well to date, and that the adjustments implemented in 2018 further aligned our program with business strategies, market practices and our ability to engage our teams to achieve results. EVA ® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

For the LTPUs granted in 2016, a named executive officer earned a percentage of the LTPUs Target Value based on performance as set forth below.

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
≥ 75th	200% (maximum)
50th	100% (target)
40th	50% (threshold)
< 40th	0%

For Cumulative EBITDA Performance — 30% of Total Target Value (“EBITDA Target Value”)

Cumulative EBITDA as % of Target	Percent of EBITDA Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For Cumulative FCF Performance — 20% of Total Target Value (“FCF Target Value”)

Cumulative FCF as % of Target	Percent of FCF Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

For the PSUs granted in 2018, a named executive officer could earn a percentage of the LTPUs Target Value based on performance as set forth below:

For Relative TSR Performance — 50% of Total Target Value (“TSR Target Value”)

Company TSR Percentile Ranking	Percent of TSR Target Value
≥ 75th	200% (maximum)
50th	100% (target)
25th	50% (threshold)
< 25th	0%

For EVA Performance — 50% of Total Target Value (“EVA Target Value”)

Cumulative EVA as % of Target	Percent of EVA Target Value
120%	200% (maximum)
100%	100% (target)
80%	50% (threshold)
< 80%	0%

Payouts are prorated for performance between the levels presented above.

For the LTPUs granted in 2016, the committee’s target levels of performance for the 2016 through 2018 period and our actual level of performance were as follows:

Performance Measure	Percentage of Total Target Value	Target Performance	Actual Performance	Actual Performance as Percentage of Target Performance	Payout (Percentage of Target)
TSR v. TSR of S&P 500	50%	50th Percentile	5th Percentile (1) -37.3% TSR	N/A	0%
Cumulative EBITDA	30%	$2.826 billion	$2.694 billion	95.3%	88.3%
Cumulative FCF	20%	$438 million	$422 million	96.3%	90.0%

(1)	Based on a 20-day average stock price at the end of 2015 and 2018.

Based on this performance, the scheduled cash payment under these LTPUs was made in early 2019, with award holders receiving payouts equal to 44.7% of the target amount of the applicable award.

Certain Other 2018 Compensation Actions

In May 2018, the committee granted Mr. Kesseler 5,013 additional restricted stock units and an additional PSU award with a target of $360,000 for the 2018 through 2020 performance period in recognition of his contributions to the Federal-Mogul transaction. In June 2018, Mr. Hollar received an increase in his base salary, 5,673 additional restricted stock units and an additional PSU award with a target of $390,000 for the 2018 through 2020 performance period in connection with his promotion to Chief Financial Officer and Mr. Smith received an increase in his base salary, 2,181 additional restricted stock units and an additional PSU award with a target of $150,000 for the 2018 through 2020 performance period as part of plan to bring his compensation in line with other public company general counsels.

In October 2018, the committee granted additional benefits to Mr. Bolt in recognition of his contributions to the Federal-Mogul acquisition. Provided Mr. Bolt remains continuously employed by us through December 31, 2019, he will, upon his retirement (i) be treated as having met the definition of “Retirement” under each of the AIP and the Long-Term Incentive Plan (and all award agreements thereunder), and (ii) receive a one-time special recognition award equal to 75% of his base salary (at the time the award is granted).

In October 2018 we entered into an offer letter with Mr. Wood that is described on page 55. The intent of this letter was to offer the same level of compensation to Mr. Wood in his role as Co-Chief Executive Officer as we have provided to Mr. Kesseler in his role as Chief Executive Officer. Mr. Wood was granted a pro-rata award with the same long-term incentive target as Mr. Kesseler, but Mr. Wood’s award was entirely in restricted stock units rather than in a mix of PSUs and restricted stock units that Mr. Kesseler received in early 2018 (which was done for administrative ease in light of the pending Spin-off). Additionally, to compensate Mr. Wood for the loss of incentive compensation opportunity from his previous employer, Mr. Wood will be able to retire under our plans at age 60 regardless of his length of service.

Mr. Kesseler’s offer letter was amended when he became our Co-Chief Executive Officer on October 1, 2018 to provide that, other than in connection with a change in control, if Mr. Kesseler’s employment is terminated by us other than for disability or for cause, he will be paid two times his then current annual base salary and target bonus for the year in which termination occurs. Prior to this amendment, Mr. Kesseler was entitled to two times his then current annual base salary if his employment was terminated by us other than in connection with a change in control, for disability or for cause.

In October 2018, the committee granted an additional award of restricted stock units to Mr. Guo in recognition of the importance of Mr. Guo’s expected contributions to the Clean Air division of our company.

In December, 2018, the committee granted additional awards to Messrs. Hollar and Smith, in recognition of the work they completed in connection with the company’s acquisition of Federal-Mogul, as well as the work the company anticipates in connection with the Spin-off. Each award consists of a 23,020 restricted stock units that vest on the third anniversary of the grant date (50% of which convert into restricted stock units of the company to be spun off) and a $250,000 and $200,000 cash award for Messrs. Hollar and Smith, respectively to be paid within 30 days after the successful separation. Both the restricted stock unit and cash awards are in each case subject to their respective continued employment.

Employment Agreements and Arrangements

In January 2015, we entered into an offer letter with Mr. Kesseler that was amended on October 1, 2018 in connection with Roger J. Wood joining us as Co-Chief Executive Officer and is described on page 59.

In October 2018, we entered into an offer letter with Mr. Wood that is described on page 59.

In December 2012, we entered into an offer letter with Mr. Bolt that is described on page 60.

We have certain arrangements with Mr. Guo relating to his former expatriate assignment that are described on page 60.

In April 2017, we entered into an offer letter with Mr. Hollar that is described on pages 59-60.

In January 2007, Mr. Sherrill joined us as our Chief Executive Officer. We entered into an employment agreement with him that is described on page 60. Mr. Sherrill retired as our Chief Executive Officer on May 17, 2017, and continued to serve as our Executive Chairman from that date until his retirement as an employee on May 16, 2018. His employment agreement was not altered as a result of his change from Chief Executive Officer to Executive Chairman and remained in full force and effect until his retirement as an employee.

Retirement Plans

We offer to our U.S.-based salaried employees, including our U.S.-based named executive officers, a customary, tax-qualified defined contribution retirement (401(k)) plan. For 2018, we provided a company match on employee contributions of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay, which we believe to be in line with prevailing practices for major U.S. corporations. In addition to this matching contribution, we also provide an additional company contribution equal to 2% of salary for persons hired on or after April 1, 2005 who have completed at least one year of service. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005. Beginning in 2019, our additional contributions will be provided on an age-graded schedule.

For those U.S.-based executives hired before April 1, 2005, we offered defined benefit retirement plans that we believed were customary for the automotive industry and were consistent with similar plans maintained by the consolidated Tenneco Inc. prior to our becoming a stand-alone public company in 1999. These plans included:

•	a customary tax-qualified retirement plan that was generally available to all U.S.-based salaried employees (see “— Post-Employment Compensation”); and

•	a supplemental executive retirement plan, which we call the “SERP” (see “— Post-Employment Compensation — Tenneco Supplemental Retirement Plan”).

Effective December 31, 2006, we froze our defined benefit retirement plans for certain employees and replaced them with additional benefits under defined contribution retirement plans. Prior earned benefits under the defined benefit retirement plans were, however, preserved.

To address the loss of future benefits associated with the freeze, we amended our qualified defined contribution retirement plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit retirement plan in connection with the freeze. Company Retirement Contributions are also provided to employees hired after the freeze in an amount equal to 2% of compensation. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution retirement plan. Our named executive officers and other senior managers are eligible to participate in this plan, with allocations under the plan generally calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the AIP formula (or other annual bonus formula as in effect at the relevant time) and (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code. The level of the Company Retirement Contributions under the 401(k) plans was modified effective for periods after 2018 to provide for a different age-weighted formula with a one year grandfathered period for participants who would have received higher Company Retirement Contributions under the formula in effect prior to 2019.

Under the terms of their offers, Mr. Kesseler and Mr. Wood received an additional contribution under this plan of 3% of compensation (including bonus compensation) through December 31, 2018. Thereafter, they will be entitled to receive an age-weighted contribution under this plan based on the same formula that applies to the Company Retirement Contribution under the 401(k) plan. In addition, in December 2007, the committee granted Mr. Trammell an enhanced benefit under this plan equal to an age-graded benefit based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue Code and a multiple of 2.0. The committee granted these enhanced benefits based on competitive data provided by our compensation consultant. Under the terms of his employment agreement, Mr. Sherrill was entitled to an age-graded benefit under this plan based on his total compensation (including bonus compensation) in excess of the limitations under Section 401(a)(17) of the Internal Revenue code and a multiple of 1.5.

Perquisites

In connection with Mr. Wood’s move from South Carolina to the Detroit area, we reimbursed Mr. Wood for certain relocation expenses and provided a tax gross up on those expenses, consistent with our general policies applicable to relocation of our senior executives. We provided Mr. Guo with certain tax preparation services and a tax gross up on those services in connection with his former expatriate assignment. We also provided Mr. Sherrill with a gift (and a tax gross up thereon) in recognition of his long service to our company in connection with his retirement. In addition, we provided reimbursement for spousal travel to a corporate function to certain executives. For each named executive officer other than Mr. Sherrill, the aggregate value of any such perquisites to each such executive was less than $10,000.

Severance Benefits

We have agreed to pay each of our Co-Chief Executive Officers two times his then current salary and target bonus for the year in which termination occurs if we terminate his employment other than for disability, cause or in connection with a change in control. We view these benefits as customary and a key element of the recruiting and retention of executives in light of company and industry specific factors.

Otherwise, we maintain a Severance Benefit Plan that applies to all salaried, full-time employees with at least one month of service who are terminated by us in connection with a reduction in force or similar layoff. The benefits payable under this plan are described under “— Other Potential Post-Employment Compensation — Severance Benefits.” We most recently amended the plan in August 2018 to reflect prevailing practices.

Change in Control

We maintain a Change in Control Severance Benefit Plan for Key Executives to enable us to retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Our plan applies to sixteen members of management and generally provides for cash benefits consisting primarily of a multiple (two or three times) of an officer’s annual salary and annual targeted cash incentive if the executive officer is actually terminated (other than for cause, death or disability) or constructively terminated within two years following a change in control. See “Post-Employment Compensation — Other Potential Post-Employment Compensation — Change in Control Severance Benefit Plan for Key Executives.” Our current Change in Control Severance Benefit Plan for Key Executives was adopted in 2007. Each of Mr. Kesseler’s and Mr. Wood’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his targeted annual bonus in effect immediately prior to the change in control. Each of Mr. Hollar’s, Mr. Bolt’s, Mr. Guo’s and Mr. Smith’s cash payment in connection with a change in control termination will equal two times the total of his then current base salary plus his targeted annual bonus in effect immediately prior to the change in control.

In addition, the terms of our 2006 Long-Term Incentive Plan, as amended (and our prior plans), provide for awards to vest upon a change in control, unless the committee otherwise provides in an award agreement.

Certain 2019 Compensation Determinations

In February 2019, the committee set annual incentive targets for 2019 under the AIP. In general, the awards will be earned by an executive based on the performance of business by which he will be employed following the Spin-off. The portion of the target under the AIP that was based on EBIT performance for 2018 will be based on EBITDA performance in 2019.

Concurrently with the separation of the company into two separate companies, holders of equity-based awards, whether vested or unvested, will generally receive an adjusted award of the same type with respect to the stock of the company for whom the individual is employed (e.g., employees of the company will retain awards on our stock and employees of the newly formed company (“Spinco”) will receive replacement awards with respect to Spinco stock). Adjustments to the type and number of shares and, in the case of stock options, the exercise price will be made to preserve the value of the awards and the adjusted or replacement awards will otherwise generally retain the same terms and conditions of the corresponding pre-separation awards. With respect to performance-based awards, the current plan is to determine performance at the end of the quarter prior to the Spin-off (regardless of when the actual performance period would otherwise end) and to convert the awards thereafter to service-based awards that will vest at the time the performance period would otherwise end subject to continued service, with such adjustments as the committee in its discretion deems prudent.

Equity Award Policy

Our Board of Directors has adopted a formal policy regarding compensatory awards in the form of our common stock or any common stock derivative, such as restricted stock, options, stock appreciation rights and stock equivalent units. Under the policy, in general, equity awards must be approved by the committee or the Board of Directors. Typically, the committee will make annual awards that it determines to be appropriate at its meeting held in February. The committee also has the authority to make interim awards in its discretion. The strike price of any option or stock appreciation right must be the fair market value of a share of our common stock on the date of grant as determined under the 2006 Long-Term Incentive Plan (which is the average of the highest and lowest sales price of a share of our common stock on the date of grant).

Our policy also permits a committee of management to make awards in certain cases. The management committee consists of our Co-Chief Executive Officers, General Counsel and our most senior human resources executive. The management committee has the authority to make equity awards to (i) newly hired employees and (ii) employees who are promoted during the course of a year. The awards can be made only in amounts necessary to provide the employee with awards consistent with the amount of awards most recently made to employees of the same salary grade level, prorated based on when the employee was hired or promoted. The total number of shares that the management committee can issue under this policy is 100,000. The management committee is not authorized to make awards to new or promoted employees whom we would typically consider to be at the most senior management or executive officer level.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. We believe our guidelines further align management’s and stockholders’ interests and we based the guidelines on practices at comparable companies. The individual guidelines are:

•	6 x annual base salary for the Co-Chief Executive Officers;

•	4 x annual base salary for the Chief Operating Officer and Chief Financial Officer;

•	5 x annual retainer fee for the Non-Management Members of our Board of Directors;

•	3 x annual base salary for the Executive Vice Presidents and Senior Vice Presidents; and

•	1 x annual base salary for Vice Presidents (in the executive compensation band).

The committee may, from time to time, temporarily suspend or reevaluate and revise participants’ guidelines to give effect to changes in our common stock price or other factors the committee deems relevant. Shares that count towards satisfaction of the guidelines include: (i) shares owned outright by the participant or an immediate family member that shares the same household; (ii) shares held in our defined contribution plans; (iii) restricted stock issued by us, whether or not vested; (iv) unvested time-vesting restricted stock units issued and held as part of long-term compensation; (v) shares issued upon stock option exercises or vesting of any long-term compensation award that the participant continues to hold; and (vi) shares or share equivalent units underlying deferred fees paid to directors.

Participants are required to achieve their guideline within five years of becoming subject to the guidelines. The committee reviews each participant’s compliance (or progress towards compliance) with the guidelines annually, typically at its meeting in February. In its discretion, the committee may impose conditions, restrictions or limitations on any non-compliant participant as the committee determines to be necessary or appropriate.

All of our non-management directors and executive officers, including the named executive officers, are in compliance with the guidelines either through maintaining the requisite level of ownership or being within the “ramp-up” period to achieve the requisite level of ownership under the policy.

Anti-Hedging Policy and Trading Restrictions

Our insider trading policy limits the timing and types of transactions in our securities by our directors, officers and other employees. These persons are permitted to trade in our securities only during window periods (following earnings releases) and, in some cases, only after they have pre-cleared transactions with our General Counsel. In addition, the policy provides that none of our directors, officers or other employees may engage in the following transactions:

•	trading in Tenneco stock on a short-term basis;

•	trading in Tenneco stock on margin;

•	short-selling Tenneco stock; and

•

entering into transactions designed to hedge the risks and benefits of ownership of Tenneco securities, including the purchase and/or sale of derivatives, as well as any other transaction that is designed to hedge or offset, or that has the effect of hedging or offsetting, any change in the value of Tenneco securities.

For purposes of our policy, “stock” or “securities” includes stock or securities of Tenneco or any of its subsidiaries.

Anti-Pledging Policy

We have adopted a policy under which our directors and executive officers are prohibited from pledging our securities as collateral for a loan.

Clawback Policy

We have a policy whereby we will, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of our financial statements filed with the SEC; (2) our Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, we will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Impact of Regulatory Requirements on Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based“ compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, beginning in 2018, we will no longer be able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. Despite the committee’s efforts to structure the executive compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the guidance issued thereunder as amended by the Act, it is expected that the application of the transition rule will be of limited future value with respect to the preservation of deductions for compensation payable to covered employees in excess of the Section 162(m) limits. In any event, the committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Tenneco’s business needs.

In general, our philosophy is to seek to preserve the tax deductibility of executive compensation only to the extent practicable and consistent with our overall compensation philosophies. We do not make compensation determinations based on the accounting treatment of any particular type of award.

Calculations Under Various Plans

Calculations Under Our Annual Incentive Plan:

“EBIT” is Tenneco’s GAAP earnings before interest expense, income taxes and non-controlling interests for the performance year, adjusted, if material, for (i) gains or losses on sales of assets, (ii) restructuring charges, (iii) asset impairments, (iv) asset write-downs, (v) litigation or claim judgments or settlements, (vi) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (vii) accruals for reorganization and restructuring programs, (viii) gains and losses that are treated as unusual in nature or that occur infrequently as defined under Accounting Standards Codification Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Tenneco’s annual report to stockholders for the applicable year, (ix) acquisitions or divestitures, and (x) other significant adjustments approved by the administrator.

“cash flow” is Tenneco’s GAAP earnings before interest expense, income taxes and non-controlling interests for the performance year, (i) plus depreciation and amortization expenses, (ii) plus (gain)/loss on asset sales, (iii) plus the expense of stock-based compensation, (iv) minus the increase/(decrease) in operating working capital, (v) plus other operating cash flows, (vi) minus cash paid for property, plant and equipment, (vii) minus cash paid for software-related intangibles, (viii) plus proceeds from asset sales, (ix) plus payments for net assets purchased, (x) plus changes in other long-term operating assets and liabilities, (xi) minus cash interest payments, (xii) minus net cash tax payments, (xiii) plus adjustments to exclude the impact of acquisitions and divestitures, (xiv) plus adjustments to exclude the impact of litigation or claim judgments and settlements, and (xv) other significant adjustments approved by the administrator.

Calculations Under Our LTPUs:

“EBITDA” is Tenneco’s earnings before interest, taxes, depreciation, amortization and non-controlling interests, adjusted for (a) asset writedowns, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (f) acquisitions or divestitures.

“FCF” is Tenneco’s operating cash flow less cash interest payments, net cash tax payments and distributions to non-controlling interest partners, excluding the impact of acquisitions and divestitures.

Summary Compensation Table

The following table shows the compensation that we paid to: (1) our current Co-Chief Executive Officers; (2) our current Chief Financial Officer; (3) each of our next three most highly compensated executive officers who were serving at the end of 2018 based on total compensation less the increase in actuarial value of defined benefits and any above market or preferential earnings on non tax-qualified deferred compensation; (4) the individual who served as our Chief Financial Officer until July 1, 2018; and (5) a former executive who would have been among the group described in clause (3) but for the fact that he was no longer serving as an executive at the end of 2018. We refer to these individuals collectively as the “named executive officers.” The table shows amounts paid to the named executive officers for all services provided to our company and its subsidiaries for 2016, 2017 and 2018 (except in the case of Messrs. Bolt, Guo, and Hollar, for whom information is presented only for 2017 and 2018, as they were not named executive officers in 2016, and in the case of Mr. Wood and Mr. Smith, for whom information is presented only for 2018 as they were not named executive officers in 2016 or 2017). The table does not include amounts paid to Mr. Wood in his capacity as an outside director before October 1, 2018 and Mr. Sherrill in his capacity as an outside director from his retirement as an executive on May 16, 2018.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total(6) ($)
Brian J. Kesseler	2018	1,050,000	—	5,395,102	1,326,750	—	77,892	7,849,744
Co-Chief Executive Officer (7)	2017	970,479	52,853	2,177,555	892,059	—	284,410	4,377,356
	2016	895,000	210,773	1,389,494	1,400,317	—	85,931	3,981,515
Roger J. Wood	2018	262,500	—	1,317,367	164,063	—	9,348	1,753,278
Co-Chief Executive Officer (8)
Jason M. Hollar	2018	574,583	—	2,305,558	336,115	—	21,648	3,237,904
Chief Financial Officer (9)	2017	291,667	368,281	601,319	54,844	—	11,850	1,327,961
Gregg A. Bolt	2018	540,000	—	949,825	403,650	—	35,501	1,928,976
Senior Vice President, Global	2017	525,500	19,214	490,584	253,241	—	40,210	1,328,749
Human Resources
Peng (Patrick) Guo	2018	550,000	—	1,670,972	447,915	(5,124)	36,481	2,700,244
Executive Vice President and President Clean Air	2017	518,750	19,844	464,646	198,068	6,612	472,379	1,680,299
Brandon B. Smith	2018	458,333	—	1,415,456	198,488	—	23,334	2,095,611
Senior Vice President, General
Counsel & Corporate Secretary
Kenneth R. Trammell	2018	670,000	—	1,749,777	642,350	(31,116)	112,052	3,143,063
Executive Vice President(10)	2017	650,000	26,934	903,558	472,003	55,840	176,522	2,284,857
	2016	625,000	125,109	741,028	784,929	(239,397)	173,671	2,210,340
Gregg M. Sherrill	2018	454,167	—	—	—	—	5,209,685	5,663,852
Executive Chairman(11)	2017	1,200,000	73,125	2,329,357	1,564,125	—	382,942	5,549,549
	2016	1,165,000	342,947	2,547,370	2,411,241	—	376,429	6,842,987

(1)

The amounts under the column entitled “Bonus” in the table above are comprised of the portion of the named executive officer’s bonus under our annual incentive plans that is not tied to performance against EBIT or cash flow or, for periods prior to 2018, EVA targets (other than for Mr. Sherrill; see note (5) below). See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Cash Incentive Compensation.” Includes a $350,000 signing bonus for Mr. Hollar in 2017.

(2)

The stock award totals for a year reflect the grant date fair value of all restricted stock or restricted stock units awarded during such year. For 2018, this includes the grant date fair value of all PSUs awarded during such year. See note 8 of our consolidated financial statements for the year ended December 31, 2016 for a description of how the 2016 data was computed; note 8 of our consolidated financial statements for the year ended December 31, 2017 for a description of how the 2017 data was computed; and note 16 of our consolidated financial statements for the year ended December 31, 2018 for a description of how the 2018 data was computed. Includes, in the case of Mr. Hollar for 2017, an equity replacement award made in connection with his hiring. See “—Compensation Discussion and Analysis — Design and Elements of Compensation —Long-Term and Stock-Based Incentives.”

(3)

The amounts under the column entitled “Non-Equity Incentive Plan Compensation” in the table above are comprised of (a) the portion of the named executive officer’s payment under our AIP that is linked to EBIT and cash flow or EVA performance and (b) the named executive officer’s long-term performance unit payment for the 2014 through 2016 performance period, the 2015 through 2017 performance period, and the 2016 through 2018 performance period, respectively (other than for Mr. Sherrill; see note (5) below). See “— Compensation Discussion and Analysis — Design and Elements of Compensation — Salary and Annual Cash Incentive Compensation.” The amounts for 2018 are set forth below:

Name	AIP Payout	2016-2018 LTPU Payout
Mr. Kesseler	$656,250	$670,500
Mr. Wood	$164,063	$0
Mr. Hollar	$224,365	$111,750
Mr. Bolt	$202,500	$201,150
Mr. Guo	$220,000	$227,915
Mr. Smith	$159,375	$39,113
Mr. Trammell	$284,750	$357,600

(4)

As described below under “Post-Employment Compensation,” we traditionally maintained defined benefit and supplemental pension plans for our U.S. senior management (although future benefit accruals were frozen for most employees as of December 31, 2006 as described below under “— Post-Employment Compensation — 2006 Changes in Defined Benefits”). Messrs. Kesseler, Wood, Hollar, Bolt and Smith do not participate in any defined benefit plan sponsored by us.

(5)	The amounts under the column entitled “All Other Compensation” in the table above for 2018 are comprised of the following:

Name	Perquisites and Other Personal Benefits(a)	Life Insurance Premiums	Retirement Benefits(b)	Registrant Contributions to Defined Contribution Plans(c)	Tax Gross Up(d)
Mr. Kesseler	$–	$3,780	$–	$74,112	$–
Mr. Wood	$–	$954	$–	$5,031	$3,363
Mr. Hollar	$–	$2,069	$–	$19,579	$–
Mr. Bolt	$–	$1,944	$–	$33,557	$–
Mr. Guo	$–	$1,980	$–	$33,537	$964
Mr. Smith	$–	$1,650	$–	$21,684	$–
Mr. Trammell	$–	$2,412	$–	$109,640	$–
Mr. Sherrill	$15,000	$1,800	$5,063,801	$119,417	$9,667

(a)

Perquisites and other personal benefits for Mr. Sherrill represents a gift given to him in connection with his retirement. The amount of the perquisite allowances and personal benefits reflected in the table equals actual cash expenditures made by our company. No other named executive officer received perquisites and other personal benefits that exceeded $10,000 in the aggregate.

(b)

Represents for Mr. Sherrill (i) the amount we accrued in 2018 in respect of the payment under the AIP paid to Mr. Sherrill, and in respect of the payments under our long-term performance units paid or expected to be paid to Mr. Sherrill as a result of his retirement from our company on May 16, 2018, and (ii) the value of restricted stock and restricted stock units which became unrestricted upon such retirement.

(c)

For our U.S. named executive officers, we offer retirement benefits through a 401(k) savings plan. Under the plan, subject to limitations in the Internal Revenue Code, participants may elect to defer up to 75% of their salary through contributions to the plan, which are invested in selected mutual funds or used to buy our common stock. For 2018, we provided a company match on an employee’s contribution of 100% on the first 3% of an employee’s pay and 50% on the next 2% of an employee’s pay. In addition to this matching contribution, we also provide a company contribution equal to 2% of salary for persons hired on or after April 1, 2005 who have completed at least one year of service. We established this company contribution when we closed our defined benefit retirement plans to new participants in 2005. All matching contributions vest immediately. Additional company contributions vest upon the named executive officer’s third anniversary with Tenneco.

(d)

Represents tax gross up payments in connection with Mr. Wood’s relocation benefits, tax services provided to Mr. Guo in connection with his expatriate assignment, and a gross up payment on the value of a gift Mr. Sherrill received in connection with his retirement.

(6)

Tenneco began granting long-term incentives in the form of PSUs in 2018, which are reflected in the table above at grant date fair value. Tenneco’s prior long-term incentives, the LTPUs, are reported in the table above when paid, resulting in 2018 compensation including pay for both the 2016 through 2018 and 2018 through 2020 performance periods. The total compensation for 2018 for each named executive officer would have been as follows, excluding the LTPU payout:

Name	Adjusted Total Compensation
Mr. Kesseler	$7,179,244
Mr. Wood	$1,753,278
Mr. Hollar	$3,226,154
Mr. Bolt	$1,727,826
Mr. Guo	$2,472,329
Mr. Smith	$2,056,498
Mr. Trammell	$2,785,463

(7)	Mr. Kesseler served as the company’s Chief Executive Officer until October 1, 2018. On that date, he was appointed as our Co-Chief Executive Officer.

(8)	Mr. Wood was appointed our Co-Chief Executive Officer on October 1, 2018.

(9)	Mr. Hollar served as the company’s Senior Vice President, Finance until July 1, 2018. On that date, he was appointed as our Chief Financial Officer.

(10)	Mr. Trammell served as our Chief Financial Officer until July 1, 2018, and retired from our company effective January 1, 2019.

(11)	Mr. Sherrill served as our Executive Chairman until May 16, 2018.

Grants of Plan-Based Awards During 2018

The following table shows certain information regarding grants of plan-based awards we made to the named executive officers during 2018.

Grants of Plan-Based Awards During 2018

Name	Grant Date		Estimated Future Payout Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units ($)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Mr. Kesseler	2/7/2018	(1)	656,250	1,312,500	2,625,000
	2/7/2018	(2)				52,316	2,879,473
	2/7/2018	(3)				34,878	1,919,685
	5/16/2018	(2)				7,520	357,576
	5/16/2018	(3)				5,013	238,368
Mr. Wood	10/1/2018	(1)	164,063	328,125	656,250
	10/1/2018	(3)				30,975	1,317,367
Mr. Hollar	2/7/2018	(1)	224,365	448,730	899,460
	2/7/2018	(2)				10,899	599,881
	2/7/2018	(3)				7,266	399,921
	6/1/2018	(2)				8,508	380,393
	6/1/2018	(3)				5,673	253,640
	12/10/2018	(4)		250,000
	12/10/2018	(4)				23,020	671,724
Mr. Bolt	2/7/2018	(1)	202,500	405,000	810,000
	2/7/2018	(2)				10,354	569,884
	2/7/2018	(3)				6,903	379,941
Mr. Guo	2/7/2018	(1)	220,000	440,000	880,000
	2/7/2018	(2)				13,079	719,868
	2/7/2018	(3)				8,718	479,839
	10/22/2018	(3)				13,951	471,265
Mr. Smith	2/7/2018	(1)	159,375	318,750	637,500
	2/7/2018	(2)				5,450	299,968
	2/7/2018	(3)				3,633	199,960
	6/1/2018	(2)				3,272	146,291
	6/1/2018	(3)				2,181	97,513
	12/10/2018	(4)		200,000
	12/10/2018	(4)				23,020	671,724
Mr. Trammell	2/7/2018	(1)	284,750	569,500	1,139,000
	2/7/2018	(2)				19,074	1,049,833
	2/7/2018	(3)				12,717	699,944
Mr. Sherrill	2/7/2018	(1)	750,000	1,500,000	3,000,000

(1)	Represents targeted and maximum incentive payouts that are paid based on our corporate performance against EBIT and cash flow goals under the AIP as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Annual Bonus and Non-Equity Incentive Plan Awards.” For Mr. Hollar and Mr. Smith amount reflects pro rata adjustments due to salary increases during the year.

(2)

Represents awards of common stock (now class A common stock) at targeted payouts that are paid based on our company performance against goals relating to relative total stockholder return and EVA under PSUs granted for the 2018-2020 performance period under our 2006 Long-Term Incentive Plan as described below under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Stock Awards.” Maximum payout for Mr. Kesseler would be 119,672 shares at a grant date fair value of $6,474,097, for Mr. Hollar would be 38,814 shares at a grant date fair value of $1,960,547, for Mr. Bolt would be 20,708 shares at a grant date fair value of $1,139,768, for Mr. Guo would be 26,158 shares at a grant date fair value of $1,439,736, for Mr. Smith would be 17,444 shares at a grant date fair value of $892,518 and for Mr. Trammell would be 38,148 shares at a grant date fair value of $2,099,666.

(3)	Represents awards of restricted stock units under our 2006 Long-Term Incentive Plan. One-third of the restricted stock units vest on each of the first three anniversaries of the grant date.

(4)

Each award consists of a $250,000 cash award in the case of Mr. Hollar and a $200,000 cash award in the case of Mr. Smith to be paid within 30 days after the successful Spin-off and 23,020 restricted stock units that vest on the third anniversary of the grant date (50% of which convert into restricted stock units of the company to be spun off), in each case subject to his continued employment.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Bonus and Non-Equity Incentive Plan Awards

The amounts under the column entitled “Bonus” in the table above are comprised of any portion of the named executive officer’s bonus under our annual incentive plans that was not tied to performance against EBIT or cash flow or, for periods prior to 2018, EVA targets. Amounts reflected in the Summary Compensation Table for 2016 through 2018 under the column entitled “Non-Equity Incentive Plan Compensation” are comprised of (a) the portion of the named executive officer’s payment under our annual incentive plan that is linked to EBIT and cash flow or, for periods prior to 2018, EVA performance and (b) the named executive officer’s long-term performance unit payment for the 2014 through 2016 performance period, the 2015 through 2017 performance period and the 2016 through 2018 performance period, respectively.

For periods prior to 2018, our annual incentive plan paid awards based 75% on a formula tied to our corporate achievement of pre-established EVA objectives and 25% on the committee’s discretionary determination of our company performance and other relevant factors. EVA® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management.

Beginning with 2018, we adopted the AIP, which pays awards 60% based on Tenneco’s achievement of pre-established EBIT objectives and 40% based on Tenneco’s achievement of pre-established cash flow objectives. In general, a participant is entitled to a pro rata bonus if his or her employment is terminated due to death, disability or retirement. For 2019, the AIP metrics will be modified to pay awards 60% on achievement of pre-established EBITDA objectives and

40% on pre-established cash flow objectives. The metrics will be established separately for each business, and the metrics that apply to an individual will depend on the business to which the individual is allocated (and, in certain cases, to the division within that business).

We historically awarded long-term performance units (“LTPUs”) under our 2006 Long-Term Incentive Plan that are denominated in dollars. These LTPUs are payable in cash as follows: 50% based on our relative TSR compared to the TSR of the companies in the S&P 500, 30% based on our EBITDA and 20% based on our FCF. The performance is applied against a multiplier that determines the percentage of the dollar target that is earned based on that level of performance. These LTPUs are payable at the end of a three-year performance period. Subject to the terms of any employment agreement, these LTPUs are generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. In the event of termination due to death or disability, all LTPUs granted prior to 2017 would have paid out at 100% of target. For the LTPUs granted in 2017 which are payable based on our 2017 through 2019 performance, in the event of termination due to death or disability, the award holder will receive a pro rata payment equal to 100% of the target amount multiplied by the percentage of the performance period during which he or she was employed by us. In the event of retirement, the award holder receives a pro rata payment equal to the amount he or she would have earned had he or she continued employment until the end of the applicable performance period multiplied by the percentage of the performance period during which he or she was employed by us.

Stock Awards

Amounts reflected in the Summary Compensation Table under the column entitled “Stock Awards” represent awards of restricted stock and restricted stock units and the grant-date fair value of PSUs assuming achievement of the pre-established EVA ® and total stockholder return targets at 100%. See “—Grants of Plan-Based Awards During 2018.” Our restricted stock and restricted stock unit awards generally vest one-third per year during the three years after the grant date, subject to the officer’s continued employment (subject to acceleration of a portion of the restricted shares to the date of grant as necessary to satisfy tax withholding obligations with respect to executives who are taxed upon the granting of restricted stock). Subject to the terms of any employment agreement, the unvested portion of these awards is generally forfeited by a participant if his or her employment is terminated other than due to death, disability or retirement. All restrictions lapse upon death, disability or retirement. Our PSUs are settled in class A common stock at the end of the three-year performance period on the basis of the achievement of pre-established EVA ® and total stockholder return performance objectives. In the event of the executive’s death or disability prior to the end of the performance period, a prorated portion of the target award will vest and be paid based on the portion of the performance period elapsed prior to the executive’s termination of employment. In the event of the executive’s retirement prior to the end of the performance period, the executive will be entitled to a prorated number of the units to which the executive would have been entitled based on performance during the performance period had his or her employment not terminated based on the portion of the performance period elapsed prior to the executive’s retirement. See “ — Compensation Discussion and Analysis” for a discussion of specific determinations of EBIT and cash flow performance for the 2018 through 2020 measurement period.

Option Awards

Prior to 2015, we granted awards of nonqualified options to purchase common stock granted to our executive officers under our 2006 Long-Term Incentive Plan. The awards vested one-third per year during the three years after the grant date, subject to the officer’s continued employment, and have a seven-year term. Subject to the terms of any employment agreement, the unexercised portion of these awards is generally forfeited by a participant on the date his or her employment is terminated other than due to death, disability or retirement. In the event of death, disability or retirement, the options become fully exercisable and remain exercisable for a period specified in the applicable award agreement.

Employment Agreements and Other Employment Arrangements

In December 2014, we provided Mr. Kesseler an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Kesseler’s cash payment in connection with a change in control termination would be equal to three times the total of his then current base salary plus targeted annual bonus in effect immediately prior to the change in control. Pursuant to the letter, we paid Mr. Kesseler a one-time signing bonus of $1,000,000 and an award of 83,474 restricted shares that vests 50% on each of the second and fourth anniversaries of the grant date to replace equity forfeited when he left his prior position. In addition, Mr. Kesseler received full LTPU grants for the 2013-2015 and 2014-2016 performance periods to replace foregone benefits. Pursuant to the letter, Mr. Kesseler is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 Long-Term Incentive Plan. In addition, he will receive an additional 2% of base pay contribution into the 401(k) Plan after one year of service and participates in our non-qualified defined contribution plan at the rate of 3% of compensation. Mr. Kesseler’s offer letter was amended when he became our Co-Chief Executive Officer on October 1, 2018 to provide that, other than in connection with a change in control, if Mr. Kesseler’s employment is terminated by us other than for disability or for cause, he will be paid two times his then current annual base salary and target bonus for the year in which termination occurs.

In October 2018, we entered into an offer letter with Mr. Wood that sets forth certain terms and conditions of his employment with our company. The letter provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Wood’s cash payment in connection with a change in control termination would be equal to three times the total of his then current base salary plus targeted annual bonus in effect immediately prior to the change in control. The letter also provides that, other than in connection with a change in control, if Mr. Wood’s employment is terminated by us other than for disability or for cause, he will be paid two times his then current annual base salary and target bonus for the year in which termination occurs. Pursuant to the letter, Mr. Wood is eligible to participate in the benefit plans we offer to our employees generally as well as our Long-Term Incentive Plan. In addition, he will be eligible to participate in our 401(k) plan with respect to Company Retirement Contributions after completing one year of service and will participate in our non-qualified defined contribution plan at the rate of 3% of compensation (which was modified beginning in 2019 to provide for an age-weighted contribution).

In April 2017, we provided Mr. Hollar an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that Mr. Hollar is eligible to participate in our Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, if Mr. Hollar is terminated, he will be eligible to participate in our Severance Benefit Plan. Pursuant to the letter, we paid Mr. Hollar a one-time signing bonus of $150,000, an award of 5,343 restricted shares that vests in equal installments on the first three anniversaries of the grant date, and an award of 5,021 restricted shares that vest on the first anniversary of the grant date to replace foregone compensation when he left his prior position. Mr. Hollar also received LTPU grants for the 2016-2018 and 2017-2019 performance periods. In addition, to replace foregone long-term incentive cash awards at his prior position, Mr. Hollar received a $200,000 cash payment in December 2017 and received an additional $200,000 cash payment in December 2018. Pursuant to the letter, Mr. Hollar is eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 Long-Term Incentive Plan.

In December 2012, we provided Mr. Bolt an offer letter that sets forth certain terms and conditions of his employment with our company. The letter provides that Mr. Bolt is eligible to participate in our Change in Control Severance Benefit Plan for Key Executives and our Severance Benefit Plan. Pursuant to the letter, Mr. Bolt is also eligible to participate in the benefit plans we offer to our employees generally as well as our 2006 Long-Term Incentive Plan.

During Mr. Guo’s assignment in China, we had a letter agreement with Mr. Guo that provided for reimbursement for rent and utilities, a company-provided vehicle and driver, tuition for children up to the age of 18, the difference of goods and services between the U.S. and China, tax preparation, and tax equalization payments. Mr. Guo is no longer on assignment in China and we have no similar letter agreement regarding his U.S. assignment, although he continues to receive tax preparation relating to his prior assignment in China.

In January 2007, we entered into an agreement with Mr. Sherrill that sets forth certain terms and conditions of his employment with our company. The agreement provides that, under our Change in Control Severance Benefit Plan for Key Executives, Mr. Sherrill’s cash payment in connection with a change in control termination will equal three times the total of his then current base salary plus his target bonus. See “— Post-Employment Compensation — Other Potential Post-Employment Compensation” for a discussion of the other benefits afforded under the Change in Control Severance Benefit Plan for Key Executives. The agreement also provides that, other than in connection with a change in control, if Mr. Sherrill’s employment is terminated by us other than for disability or cause, he will be paid two times his then current annual salary. The employment agreement also provides for participation in an excess non-qualified defined contribution plan as described elsewhere herein and for participation in other benefit plans we offer our employees generally. Mr. Sherrill retired as our Chief Executive Officer on May 17, 2017 but continued to serve as our Executive Chairman from that date until his retirement as an employee on May 16, 2018. His employment agreement was not altered as a result of his change in position from Chief Executive Officer to Executive Chairman and remained in full force and effect until his retirement on May 16, 2018, at which time he was no longer entitled to the change in control or severance benefits described above.

Outstanding Equity Awards at December 31, 2018

The following table shows certain information regarding the outstanding equity awards held by the named executive officers at the end of 2018.

Outstanding Equity Awards at December 31, 2018

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Mr. Kesseler	—	—	—	41,737 12,880 15,168 5,013 7,486 34,878	1,143,176 352,783 415,452 137,306 205,042 955,308	29,918	819,454
Mr. Wood	—	—	—	30,975	848,405	—	—
Mr. Hollar	—	—	—	3,562 7,266 5,673 23,020	97,563 199,016 155,383 630,518	9,704	265,779
Mr. Bolt	6,918	56.23	1/14/2021	3,864 4,804 6,903	105,834 131,582 189,073	5,177	141,798
Mr. Guo	4,434 3,321	36.29 56.23	1/15/2020 1/14/2021	17,787 4,550 3,220 8,718 13,951	487,186 124,625 88,196 238,786 382,118	6,540	179,117
Mr. Smith	388 876	38.90 56.23	3/31/2020 1/14/2021	751 1,012 3,633 2,181 23,020	20,570 27,719 99,508 59,738 630,518	4,361	119,448
Mr. Trammell	23,652 14,757	36.29 56.23	1/15/2020 1/14/2021	6,869 6,841 12,717	188,142 187,375 348,319	9,537	261,218
Mr. Sherrill	79,830 49,800	36.29 56.23	1/15/2020 1/14/2021	—	—	—	—

(1)	No named executive officer held unvested options at December 31, 2018.

(2)	The vesting dates and number of shares vesting for the unvested restricted stock and restricted stock units reflected above as of December 31, 2018 are as set forth below.

Name	Stock Vesting Date	Number of Shares Vesting
Mr. Kesseler	1/14/2019 2/1/2019 2/3/2019 2/7/2019 5/16/2019 5/17/2019 2/1/2020 2/7/2020 5/16/2020 5/17/2020 2/7/2021 5/16/2021	41,737 7,584 12,880 11,626 1,671 3,743 7,584 11,626 1,671 3,743 11,626 1,671
Mr. Wood	10/1/2019 10/1/2020 10/1/2021	10,325 10,325 10,325
Mr. Hollar	2/7/2019 6/1/2019 6/1/2019 2/7/2020 6/1/2020 6/1/2020 2/7/2021 6/1/2021 12/10/2021	2,422 1,781 1,891 2,422 1,781 1,891 2,422 1,891 23,020
Mr. Bolt	2/1/2019 2/3/2019 2/7/2019 2/1/2020 2/7/2020 2/7/2021	2,402 3,864 2,301 2,402 2,301 2,301
Mr. Guo	1/14/2019 1/14/2019 2/1/2019 2/3/2019 2/7/2019 2/1/2020 2/7/2020 2/7/2021 10/22/2021	8,894 8,893 2,275 3,220 2,906 2,275 2,906 2,906 13,951
Mr. Smith	2/1/2019 2/3/2019 2/7/2019 6/1/2019 2/1/2020 2/7/2020 6/1/2020 2/7/2021 6/1/2021 12/10/2021	506 751 1,211 727 506 1,211 727 1,211 727 23,020
Mr. Trammell	2/1/2019 2/3/2019 2/7/2019 2/1/2020 2/7/2020 2/7/2021	2,417 6,869 4,239 4,424 4,239 4,239

(3)	Represents unvested PSUs for the 2018 through 2020 performance period at the achievement of threshold performance goals.

Option Exercises and Stock Vested During 2018

The following table shows certain information regarding options exercised and stock vested during 2018 for the named executive officers.

Option Exercises and Stock Vested During 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(1) ($)
Mr. Kesseler	—	—	33,996	1,889,353
Mr. Wood	—	—	—	—
Mr. Hollar	—	—	6,802	304,117
Mr. Bolt	—	—	8,876	501,947
Mr. Guo	—	—	7,126	403,548
Mr. Smith	—	—	1,828	103,394
Mr. Trammell	—	—	12,090	472,191
Mr. Sherrill (2)	—	—	73,976	4,925,214

(1)	Includes shares withheld to satisfy tax obligations.

(2)

All of Mr. Sherrill’s restricted stock became unrestricted and his restricted stock units vested upon his retirement from our company on May 16, 2018 (although for tax purposes the restricted stock was treated as unrestricted upon grant).

Post-Employment Compensation

Pension Benefits Table

The following table shows certain information regarding potential benefits as of December 31, 2018 for Messrs. Trammell and Guo under each of our defined benefit retirement plans.

Pension Benefits

Name(1)	Plan Name(2)	Number of Years Credited Service(3) (#)	Present Value of Accumulated Benefit ($)
Mr. Trammell	Plan 2	9.7	627,099	(4)
Mr. Guo	Plan 1	7.3	61,484	(4)
	Plan 2	7.3	364	(4)

(1)	No other named executive officer participates in any defined benefit plan sponsored by us.

(2)

Plan 1 represents the Tenneco Retirement Plan and Plan 2 represents the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan).

(3)	The named executive officer’s years of service credited under the plans is less than his actual years of service with Tenneco and its predecessors.

(4)

The present value of accrued benefits was calculated as of December 31, 2018, using the RP-2014 Mortality Table with improvement scale MP-2018 and a 4.40% discount rate for Plan 1 and a 4.15% discount rate for Plan 2, each deferred to the unreduced retirement age, with no deferral if the participant’s age on the calculation date is greater than the unreduced retirement age. The unreduced retirement age for Plan 1 is age 62 (normal retirement age is 65). For Plan 2, the unreduced retirement age is age 62 (normal retirement age is 65). For Plan 1 and Plan 2, the first year of service is generally excluded as credited service under the plan. For Plan 2, lump sum amounts payable at the earliest unreduced retirement age were valued based on the plan’s lump sum provisions, namely the GAR-94 mortality table and a 3.36% interest rate along with a 4.15% discount rate and using the RP-2014 Mortality Table with improvement scale MP-2018 for the period between December 31, 2018 and earliest unreduced retirement age.

Tenneco Employees Retirement Plan (formerly Tenneco Retirement Plan for Salaried Employees)

The benefit under the Tenneco Employees Retirement Plan, in which all U.S. salaried employees were eligible to participate until it was frozen as to new participants on April 1, 2005, is based on the participant’s years of service, salary and age at retirement. The monthly benefit formula is 55% of the participant’s final average base pay multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by any benefits accrued under a plan maintained by a former affiliate. The final average base pay excludes all bonus payments and is the average pay for the last 60 full months of participation in the plan (prior to the plan being frozen). Pay is subject to the Internal Revenue Code Section 401(a)(17) pay limits. If the participant retires prior to the age of 62, the benefit is reduced by an early reduction factor.

Benefits paid under this plan are payable as an annuity only (other than small amounts which may be paid in a lump sum, special lump sums offered to terminated participants in a special window program and special lump sums offered in connection with our pension de-risking program). The default form of payment for a single participant is the Single Life Annuity, and for a married participant is a Qualified 50% Joint and Survivor Annuity. Other forms of benefit payments available include the 100% Joint and Survivor Annuity, the 75% Joint and Survivor Annuity, and the Ten Year Certain and Life Annuity.

As described below, we froze this plan for salaried employees effective December 31, 2006 so that benefits were frozen for salaried employees at the level in effect as of that date, and no future benefits will be accrued under the plan.

Tenneco Supplemental Retirement Plan

The benefit under the Tenneco Supplemental Retirement Plan (which includes, for purposes of these disclosures, its predecessor plan, the Supplemental Executive Retirement Plan), is based on the participant’s years of service, salary and bonus and age at retirement. The purpose of the plan is to include bonuses in determining retirement payments, which is not done under the Tenneco Employees Retirement Plan and which we believe provided a level of retirement benefit that was common in manufacturing companies. The monthly benefit formula is 55% of the participant’s final average compensation multiplied by the years of credited service (up to a maximum of 35 years) and divided by 35 and then by 12. This amount is then reduced by the accrued benefits from the Tenneco Employees Retirement Plan and the former affiliate plan. The final average compensation for this plan is the sum of the participant’s average base pay plus the average bonus pay, where the average is determined as the highest three out of the past five calendar years (prior to the plan being frozen, as applicable, and without regard to Internal Revenue Code limits). If the participant retires prior to the age of 62, the benefit will be reduced by an early reduction factor.

Benefits paid under this plan are payable as a lump sum only. To calculate the lump sum payment amount, the accrued benefit after offsets, as calculated above, is multiplied by a lump sum factor. This factor is determined using the 1994 Group Annuity Mortality Tables at an interest rate that is the average of the 30-year Treasury Bond yields for the November preceding the year of distribution.

This plan applied to our approximately top 60 managers. As described below, effective December 31, 2006, this plan was frozen as to substantially all managers at the level in effect as of that date so that no future benefits will be accrued under the plan.

2006 Changes in Defined Benefit Plans

In August 2006, we froze, effective December 31, 2006, benefits under our defined benefit pension plans for certain employees and replaced them with additional benefits under defined contribution plans beginning in 2007. Prior earned benefits under the defined benefit plans were, however, preserved. With the exception of a limited number of former executives who had employment contracts providing for specified benefits (each of whom voluntarily accepted a benefits reduction under non-qualified plans), this freeze impacted all U.S.-based salaried employees and non-union hourly employees who participated in any of the plans.

To address the loss of benefits associated with the freeze, we amended our existing qualified defined contribution plans, effective January 1, 2007, to provide for additional annual company contributions in amounts that increase with the employee’s age. Employees, including executive officers, hired after 2005 receive a fixed 2% contribution. These additional contributions, which we refer to as “Company Retirement Contributions,” are payable for each employee who ceased to accrue benefits or whose benefits were otherwise modified under any defined benefit plan in connection with the freeze or who was hired after eligibility for the defined benefit plans was frozen in 2005. In addition, effective January 1, 2007, we implemented an unfunded non-qualified defined contribution pension plan as described in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans.”

Nonqualified Defined Contribution and Other Deferred Compensation Plans Table

The following table sets forth certain information regarding certain benefits for the named executive officers under our nonqualified defined contribution plans.

Nonqualified Deferred Compensation

Name	Registrant Contributions in 2018(1) ($)	Aggregate Earnings/ (Loss) in 2018(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/18(3) ($)
Mr. Kesseler	57,612	3,812	0	220,114
Mr. Wood	0	0	0	0
Mr. Hollar	7,454	51	0	7,505
Mr. Bolt	17,057	(729)	0	97,299
Mr. Guo	17,038	1,870	0	103,817
Mr. Smith	5,184	339	0	20,964
Mr. Trammell (4)	7,454	(2,701)	0	1,379,497
Mr. Sherrill (5)	102,917	81,551	3,842,172	0

(1)	Included in “All Other Compensation” in the Summary Compensation Table.

(2)	Reflects earnings on contributions under our non-qualified defined contribution plan based on the individual’s selected investments.

(3)

Includes registrant contribution amounts reported in the 2018 Summary Compensation Table for: Mr. Kesseler – $57,612 for 2018, $71,507 for 2017, and $66,776 for 2016; Mr. Wood – $0 for 2018; Mr. Hollar – 7,454 for 2018 and $0 for 2017; Mr. Bolt – $17,057 for 2018 and $22,116 for 2017; Mr. Guo – $17,038 for 2018 and $18,310 for 2017; Mr. Smith – $5,184 for 2018; Mr. Trammell – 7,454 for 2018, $140,433 for 2017 and $138,362 for 2016; and Mr. Sherrill – $102,917 for 2018, $361,768 for 2017 and $356,292 for 2016.

(4)	Mr. Trammell retired from our company effective January 1, 2019.

(5)	Mr. Sherrill retired from our company effective May 16, 2018.

We maintain a U.S. non-qualified defined contribution retirement plan. As described above in “— Compensation Discussion and Analysis — Design and Elements of Compensation — Retirement Plans,” effective January 1, 2007, our U.S. named executive officers and other senior managers became eligible to participate in this plan, with allocations under the plan calculated in the same manner as under the applicable existing defined contribution retirement plan, except that (i) Company Retirement Contributions under the plan are made based on compensation that includes bonus compensation payable in accordance with the AIP formula, (ii) contributions under this plan are based on compensation in excess of the Section 401(a)(17) limitations of the Internal Revenue Code and (iii) our Co-Chief Executive Officers and Mr. Trammell had special benefits under the plan as described above in “— Compensation Discussion and Analysis.”

Other Potential Post-Employment Compensation

The following describes potential post-employment compensation for each of our named executive officers other than for Mr. Sherrill, who retired from our company as an employee in May 2018.

Change in Control Severance Benefit Plan for Key Executives

We maintain a Change in Control Severance Benefit Plan for Key Executives. The purpose of the plan is to enable us to continue to attract, retain and motivate highly qualified employees by eliminating, to the maximum practicable extent, any concern on the part of such employees that their job security or benefit entitlements will be jeopardized by a “change in control” of our company.

Under the amended plan, a “change in control” happens if:

•

any person or group acquires 20% or more of our then-outstanding common stock or the combined voting power of our then-outstanding securities having general voting rights subject to limited exceptions;

•	our incumbent board of directors ceases to constitute a majority of our board of directors;

•	there is a merger, consolidation or sale of all or substantially all the assets in which our stockholders own less than 50% of the new company; or

•	we are liquidated or dissolved.

Benefits under the plan are payable to a key employee who is discharged (either actually or constructively) within two years after a change in control. Under the plan, we must pay an eligible executive a lump sum cash payment equal to one, two or three times, depending on his or her grouping under the plan, (i) his or her base salary and (ii) his or her targeted annual bonus in effect immediately prior to the change in control. In addition, we must provide the executive with (a) a pro rata bonus at target (payable in a lump sum), (b) one, two or three years (depending on his or her grouping under the plan) of health and welfare benefits continuation, (c) out placement services and (d) all deferred compensation (payable in a lump sum, subject to applicable plan provisions). We eliminated the tax gross up as to employees who become subject to the plan on or after January 1, 2014 and none of the named executive officers were entitled to gross-ups under the plan in 2018. Benefits under this plan are not conditioned on any action by the participant.

Under our 2006 Long-Term Incentive Plan, upon a change in control, all options will immediately vest and remain exercisable for up to 36 months. All restrictions on outstanding restricted stock and restricted stock units will lapse and our LTPUs and PSUs shall be deemed fully earned on the date of the change in control and paid based on assumed achievement of targeted performance goals.

Messrs. Kesseler, Wood, Hollar, Bolt, Guo, Smith and Trammell would have become entitled to receive payments from us as follows had we experienced a change in control on December 31, 2018 (assuming termination on that date, other than with respect to LTPUs, options, PSUs, restricted stock and restricted stock units, as described above). In connection with the Federal-Mogul acquisition in October 2018, an affiliate of Icahn Enterprises L.P. acquired a significant equity position in the company which created a “change of control” for purposes of the first trigger under our change in control plan (but does not have any effect on the 2006 Long-Term Incentive Plan).

Name	Severance Amount	Bonus Amount	Long Term Performance Unit Payout(1)	Early Vesting of Restricted Stock, Restricted Stock Units and PSUs(2)	Other Benefits(3)	Excise Tax Gross Up		Total(4)
Mr. Kesseler	$7,087,500	$1,312,500	$3,650,000	$4,847,975	$89,948	$0	(5)	$16,987,923
Mr. Wood	$7,087,500	$1,312,500	$0	$848,405	$38,102	$0	(5)	$9,286,507
Mr. Hollar	$2,196,000	$488,000	$550,000	$1,614,038	$56,516	$0	(5)	$4,904,554
Mr. Bolt	$1,890,000	$405,000	$925,000	$710,086	$49,827	$0		$3,979,913
Mr. Guo	$1,980,000	$440,000	$1,099,877	$1,679,144	$56,338	$0		$5,255,359
Mr. Smith	$1,750,000	$375,000	$187,500	$1,076,947	$40,889	$0	(5)	$3,430,336
Mr. Trammell	$2,479,000	$569,500	$1,675,000	$1,246,272	$65,562	$0		$6,035,334

(1)	Represents full value of all unpaid long term performance units at target that would have vested upon a change in control.

(2)

Represents the value of all unvested restricted stock and restricted stock units and the full value of all unearned PSUs at target based on the closing price of a share of our class A common stock on December 31, 2018.

(3)	Represents welfare benefits (medical, dental, life and disability) and outplacement services.

(4)	The amounts presented are estimated without any allocation of amounts payable to service prior to or after the change in control.

(5)	The totals for Messrs. Kesseler. Wood, Hollar and Smith would be subject to an excise tax that is not reimbursed by us.

Severance Benefits

If Mr. Kesseler or Mr. Wood is involuntarily terminated by us other than for disability or cause or in connection with a change in control, each is entitled to receive a lump sum payment equal to two times his respective annual base salary and targeted annual bonus (which lump sum amount would have been $4,725,000 for Mr. Kesseler and $4,725,000 for Mr. Wood as of December 31, 2018).

We maintain a Severance Benefit Plan that applies to all U.S. salaried, full-time employees (including officers) with at least three months of service and who are not eligible for any type of severance or termination benefit with respect to a termination covered by the Severance Benefit Plan or who is otherwise covered by any other severance plan or agreement. The Severance Benefit Plan provides benefits for eligible employees whose termination of employment occurs as a result of a “Covered Termination” (which generally means a termination by the company without cause (as defined in the plan) or termination by the employee due to constructive discharge (also as defined in the Plan). Under this plan, eligible employees who are officers and whose employment is terminated by the company without cause or due to a Constructive Discharge will be entitled to receive a severance payment in a lump sum equal to (1) one year of base salary plus target bonus and (2) a medical subsidy payment which is 52 times (or such lower number of weeks included in the severance payment) (a) the employer-paid portion of the monthly premium for medical coverage for the employee under the company’s medical plans (determined as of the termination date) divided by (b) four. Outplacement services are also provided. This plan would apply to Messrs. Hollar, Bolt, Guo, Smith and Trammell who we expect would have received $1,114,041, $956,764, $1,006,041, $880,347 and $1,262,704, respectively, if his employment had been terminated by us on December 31, 2018 under circumstances not covered by another severance plan or arrangement. We require participants to sign a customary release to receive benefits under this plan.

Death or Disability

Under our AIP, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to death or disability. Under our 2006 Long-Term Incentive Plan, in the event of death or disability, all restricted stock and restricted stock units vests. For LTPUs granted in 2016 (which are payable based on 2016 through 2018 performance), in the event of death or disability the LTPUs pay out at 100% of target. For LTPUs granted in 2017 (which are payable based on our 2017 through 2019 performance) and PSUs granted in 2018, in the event of a death or disability, the award holder will receive a pro rata payment equal to 100% of the target amount multiplied by the percentage of the performance period during which he or she was employed by us.

Our named executive officers would have been entitled to the following payments from us in the event of their death or disability on December 31, 2018:

Name	Salary Continuation		Bonus Amount	Long Term Performance Unit Payout(5)	Early Vesting of Restricted Stock, Restricted Stock Units and PSUs(6)	Total
Mr. Kesseler	$459,375	(1)	$656,250	$2,933,333	$4,847,975	$8,896,933
Mr. Wood	$315,000	(2)	$164,063	$—	$848,405	$1,327,468
Mr. Hollar	$266,875	(1)	$224,365	$450,000	$1,614,038	$2,555,278
Mr. Bolt	$247,500	(3)	$202,500	$766,667	$710,086	$1,926,753
Mr. Guo	$275,000	(4)	$220,000	$903,210	$1,679,144	$3,077,354
Mr. Smith	$250,000	(4)	$159,375	$154,167	$1,076,947	$1,640,489
Mr. Trammell	$335,000	(4)	$284,750	$1,383,333	$1,246,272	$3,249,355

(1)	Represents three months’ salary continuation for disability at 100% and three months’ salary continuation for disability at 75%. The executive receives no continuation of salary upon death.

(2)	Represents six months’ salary continuation for disability at 60%. The executive would receive no continuation of salary upon death.

(3)	Represents four months’ salary continuation for disability at 100% and two months’ salary continuation for disability at 75%. The executive receives no continuation of salary upon death.

(4)	Represents six months’ salary continuation for disability at 100%. The executive would receive no continuation of salary upon death.

(5)	Includes 100% of the value of 2016 long-term performance units at target and two-thirds of the value of the 2017 long-term performance units at target.

(6)

Represents the value of all unvested restricted stock and restricted stock units and the full value of all unearned PSUs at target based on the closing price of a share of our class A common stock on December 31, 2018.

Retirement

As of December 31, 2018, Mr. Trammell was eligible to retire under our plans. Under our AIP, a participant, including any named executive officer, is entitled to a pro rata bonus if his or her employment is terminated due to retirement. Under our 2006 Long-Term Incentive Plan, in the event of retirement, a participant is entitled to a pro rata LTPU pay out, pro rata PSU pay out and all restricted stock and restricted stock units vest. Mr. Trammell would have been entitled to the following payments from us in the event of his retirement on December 31, 2018:

Name	Salary Continuation	Bonus Amount	Long Term Performance Unit Payout(1)	Early Vesting of Restricted Stock, Stock Units and PSUs(2)	Total
Mr. Trammell	$—	$284,750	$940,933	$881,263	$2,106,946

(1)

Reflects payout for 2016-2018 performance period and pro rata participation at target for the 2017-2019 performance periods. Actual payouts for the 2017-2019 performance periods would be based on actual performance.

(2)

Represents the value of all unvested restricted stock and restricted stock units and a pro rata value of PSUs at target based on the closing price of a share of our class A common stock on December 31, 2018. Actual payouts for PSUs would be based on actual performance.

Compensation-Related Risk

We believe that our compensation programs for our named executive officers and other employees incentivize the creation of stockholder value on both an annual and long-term basis. As a result, we believe our programs do not encourage excessive or inappropriate risk-taking and are not reasonably likely to have a material adverse effect on us.

Our annual cash incentives for most salaried and some hourly employees are based primarily on the achievement of EBIT and cash flow performance, which we believe are key drivers of stockholder value. Each individual incentive target is not excessive in relation to the participant’s base salary. Subject to the discretion of the committee, these annual cash incentives are capped at 200% of target.

Payouts under our long-term incentive awards are also capped at 200% of target. They are based on (a) for periods prior to 2018, free cash flow, EBITDA and total stockholder return measures and (b) for 2018, total stockholder return measures and EVA performance. We believe that these measures are key indicators of the value generated for stockholders. We attempt to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve results.

We award restricted stock and restricted stock units to our senior and middle managers to further align the interests of our employees and stockholders. These awards vest over a three-year period. We believe our long-term compensation programs encourage the delivery of sustained performance over multiple periods, rather than performance in a single period.

Pay Ratio Disclosure

The following table shows (a) the median of the annual total compensation of all employees of Tenneco except our Chief Executive Officer as of October 31, 2018, (b) the annual total compensation of Brian Kesseler, our Co-Chief Executive Officer, as shown in the Summary Compensation Table above and (c) the ratio of the amount in clause (a) to the amount in clause (b). For 2018, we calculated this ratio with regards Mr. Kesseler and not Mr. Wood, as Mr. Kesseler’s tenures as both our Chief Executive Officer and Co-Chief Executive Officer covered the entire year, and Mr. Wood was Co-Chief Executive Officer only from October 1, 2018. Mr. Wood’s compensation awarded in 2018 was designed to be at the same level as Mr. Kesseler’s compensation awarded in 2018, pro-rated based on his start date. Mr. Kesseler’s compensation as reported in the Summary Compensation Table for 2018 also includes the value of a long-term performance unit payout for the 2016 through 2018 period (and, therefore, Mr. Kesseler’s compensation as shown in the Summary Compensation Table for 2018 would be higher than Mr. Wood’s annualized 2018 compensation).

Total Annual Compensation for Fiscal Year 2018

Name	Total Annual Compensation ($)
Mr. Kesseler	7,849,744
Median Employee(1)	61,564
Ratio	128 to 1

(1)	The Median Employee is paid in Euros. Compensation has been converted to U.S. Dollars based on an average exchange rate from Euro to U.S. Dollar of 1.18/1.

Employees Covered

The median employee was identified based on full- and part-time employees active at our company worldwide on October 31, 2017 based on compensation paid for the period from November 1, 2016 through October 31, 2017. Seasonal employees who were not active employees on October 31, 2017, and individuals employed by third parties who work at our facilities were not included. We did not include approximately 48,000 individuals who became our employees upon our acquisition of Federal-Mogul LLC on October 1, 2018 in our determination.

Methodology Employed to Determine the Median Employee

We identified the median employee by examining the total cash compensation for all individuals, excluding Mr. Kesseler, employed by us on October 31, 2017. Total cash compensation includes annual wages, overtime pay, variable pay bonuses, shift differentials, additional months pay (for individuals in some non-U.S. countries as required by law), pay for bereavement leave, military leave, jury duty, maternity/paternity leave and payments for unused vacation time in countries or U.S. states where applicable. For any employee (except temporary employees and interns) hired during the period from November 1, 2016 to October 31, 2017 who was an active employee on

October 31, 2017, the annual compensation of such individual was annualized. No cost of living adjustment was taken in determining the median employee. We have continued to use the same median employee we used for our 2017 pay ratio disclosure, as we believe that, excluding the employees acquired in our acquisition of Federal-Mogul LLC on October 1, 2018, there has been no change in our employee population or employee compensation arrangements that we believe would significantly affect pay ratio disclosure.

Director Compensation

The following table and related narrative shows the compensation we paid for 2018 to each of our outside directors for all services provided to our company and its subsidiaries.

Director Compensation for 2018

Name	Fees Earned ($)	Stock Awards ($)	Total ($)
Mr. Cozza*	30,000	30,000	60,000
Mr. Freyman	125,000	120,000	245,000
Mr. Letham	145,000	120,000	265,000
Mr. Metcalf	125,000	120,000	245,000
Mr. Porter	140,000	120,000	260,000
Mr. Price	130,000	120,000	250,000
Mr. Sherrill (1)	160,000	75,000	235,000
Mr. Stecko	150,000	120,000	270,000
Ms. Warner	125,000	120,000	245,000
Mr. Wood (2)	90,000	120,000	210,000

*	Keith Cozza ceased serving as director April 1, 2019.

(1)	Does not include amounts we paid to Mr. Sherrill in his capacity as an Executive Chairman until May 16, 2018.

(2)	Does not include amounts paid to Mr. Wood from and after his appointment as Co-Chief Executive Officer.

Fee Structure

In establishing outside director compensation, each year the Nominating and Governance Committee reviews a market analysis prepared by Meridian that reviews our outside directors’ compensation in relation to outside director compensation at the same peer group companies used for purposes of executive compensation benchmarking. The analysis reviews retainers, meeting fees, committee fees, equity award and total compensation, and also covers stock ownership guidelines, the prevalence of equity grants and leadership additional compensation. Tenneco’s outside director compensation is at the median of the peer group companies. For 2018, each outside director was paid an annual cash retainer fee of $120,000 for service on the Board of Directors, each committee chair received an additional $20,000 fee, directors serving on two or more committees received an additional $10,000 fee and our lead independent director received an additional $30,000 fee. The annual retainer fees paid to Mr. Cozza and Mr. Wood were pro-rated to reflect their length of service as outside directors. The fees related to committee membership paid to Messrs. Freyman, Letham, Metcalf, Price and Ms. Warner were pro-rated to reflect their length of service in such positions. Mr. Sherrill is entitled to an additional fee of $200,000 per year in respect of his service as non-executive Chairman. Mr. Sherrill’s outside director fees were pro-rated to his start date as non-executive Chairman on May 16, 2018. The outside directors also received reimbursement of their expenses for attending meetings of the Board of Directors and its committees. The fees are generally paid in cash but, at the option of the director may be deferred as described below, with Mr. Sherrill’s outside director grant pro-rated to his start date as non-executive Chairman on May 16, 2018.

Stock Grants

In 2018, each outside director received a stock grant award with a target value of $120,000, except for Mr. Cozza and Mr. Sherrill, who each received a stock grant award with target values of $30,000 and $75,000, respectively, which represented the pro-rata amount of time each served as an outside director.

Deferred Compensation Plan

We have a voluntary deferred compensation plan for outside directors. Under the plan, an outside director may elect, prior to commencement of the next calendar year, to have some or all of his or her cash retainer fee and some or all of his or her meeting or other fees credited to a deferred compensation account. The plan provides these directors with various investment options. The investment options include common stock equivalents, which may be paid out in either cash or, at our option, shares of common stock after an outside director ceases to serve as a director. Final distribution of these amounts may be made either in a lump sum or in installments over a period of years. The common stock equivalents are issued at 100% of the fair market value on the date of the grant.

Compensation Committee Interlocks and Insider Participation

Until July 20, 2018, Messrs. Price, Stecko, Wood and Porter served on the Compensation/Nominating/Governance Committee. From July 20, 2018 Messrs. Freyman, Letham and Price and Ms. Warner served on the Compensation Committee. Mr. Wood ceased serving on the Compensation/Nominating/Governance Committee on July 20, 2018 when it was split into the Compensation Committee and the Nominating and Governance Committee. Mr. Wood was not on any board committee at any time he was employed by us. All the members of the Compensation Committee (and its predecessor the Compensation/Nominating/Governance Committee) meet the independence standards for compensation committee membership under the NYSE listing standards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s Form 10-K for the year ended December 31, 2018 and in this proxy statement.

Compensation Committee

David B. Price, Jr. — Chair

Dennis J. Letham

Thomas C. Freyman

Jane L. Warner

REPORT OF AUDIT COMMITTEE

Report

The Audit Committee has furnished the following report:

•

The Audit Committee is comprised of four directors and operates under a written charter and all of the members of the Audit Committee meet the definition of independence for purposes of the NYSE listing standards;

•

The Board has designated each of Messrs. Letham and Freyman as an “audit committee financial expert” under the applicable SEC rules and all of the members of the Audit Committee satisfy the NYSE’s financial literacy requirements.

•

The Audit Committee has reviewed and discussed the audited financial statements of our company for the fiscal year ended December 31, 2018 with our management and with PricewaterhouseCoopers LLP (“PwC”), our independent public accountants for fiscal year 2018;

•	The Audit Committee has, after careful consideration of the best interests of our stockholders, chosen PwC as our independent public accountants for fiscal year 2018;

•

The Audit Committee engages in an annual evaluation of the PwC’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity and professional skepticism, and the Audit Committee also considers the advisability and potential impact of selecting a different independent public accounting firm;

•

Among other things, in evaluating and selecting PwC as the company’s independent public accountants for 2019, the Audit Committee considered PwC’s independence, professional skepticism and objectivity, the quality and candor of PwC’s communications with the Audit Committee and management, the quality and efficiency of the services provided by PwC, the depth of PwC’s understanding of the company’s business, operations and systems, including the potential effect on the financial statements of major risk and exposures facing the company and the level of engagement and value provided by PwC’s national office;

•

The Audit Committee has reviewed and discussed the effectiveness of our internal control over financial reporting, management’s assessment thereof, and PwC’s report on the effectiveness of our internal control over financial reporting with management, PwC and our Vice President of Internal Audit;

•

The Audit Committee has discussed with PwC the matters required to be discussed with the Audit Committee by PCAOB Audit Standard No. 1301, Communications with Audit Committees, and SEC Regulation S-X, Rule 2-07, Communication with Audit Committees;

•

The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC its independence from our company;

•	The Audit Committee has considered whether the services rendered by our independent public accountants with respect to audit and tax fees are compatible with maintaining their independence; and

•

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for our company for the fiscal year ended December 31, 2018 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Audit Committee

Dennis J. Letham — Chair

Thomas C. Freyman

James S. Metcalf

Jane L. Warner

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS (ITEM 2)

The Board of Directors recommends that you vote FOR this proposal.

Financial statements of our company and our consolidated subsidiaries will be included in our Form 10-K furnished to all stockholders. The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent public accountants to examine our consolidated financial statements for the year ending December 31, 2019, and has determined that it would be desirable to request that the stockholders ratify the appointment. You may vote for, vote against or abstain from voting with respect to this proposal. PwC has served as our independent public accountants since 2010. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required to ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions.

Audit, Audit-Related, Tax and All Other Fees

The following table summarizes the aggregate audit, audit-related and tax fees and expenses billed to us for the fiscal years ended December 31, 2018 and 2017 by PwC. PwC provided no other services to us for those years.

Audit and Tax Fees and Expenses	2018	2017
Audit fees(a)	$12,984,000	$7,944,800
Audit-related fees(b)	$687,150	$242,500

Total audit and audit-related fees	$13,671,150	$8,187,300
Tax fees(c)	$880,600	$522,200

	$14,551,750	$8,709,500

(a)	Audit services in 2018 and 2017 consisted of:

•        Audit of our annual financial statements, including audits of subsidiary financial statements required by local country laws, and in 2018, audit fees associated with the acquisition of Federal-Mogul;

•        Audit of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002;

•        Reviews of our quarterly financial statements; and

•        Comfort letters, consents and other services related to SEC matters.

(b)	Audit-related services in 2018 and 2017 consisted of:

•        Audit fees in support of the preparation of certain carve-out financial statements in 2018;

•        Support of a legal project; and

•        Professional services in connection with procedures related to various other accounting consultations and attestation reports.

(c)

Tax services in 2018 and 2017 consisted primarily of tax compliance (e.g., tax return preparation) and other tax advice on transactions that have already occurred to document, compute, support and obtain government approval for amounts to be included in tax filings.

In considering the nature of the services provided by PwC for 2018 and 2017, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with PwC and our management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

Pre-Approval Policy

The Audit Committee maintains a pre-approval policy regarding the provision of non-audit services by our independent public accounting firm. All of the services performed by PwC in 2018 were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee.

The Audit Committee’s pre-approval policy describes the permitted audit, audit-related, tax and other services (collectively, the “Disclosure Categories”) that our independent auditor may perform. The policy requires that, each fiscal year, a description of the services (the “Service List”) expected to be performed by our independent auditor in each of the Disclosure Categories, as well as related budgeted fee amounts, be presented to the Audit Committee for approval. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Any requests for audit, audit-related, tax and other services not included on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval. The Audit Committee will monitor the Service List as necessary, but no less than on a quarterly basis. Any proposed service exceeding 110% of the pre-approved cost level or budgeted amount requires specific additional pre-approval by the Audit Committee.

APPROVE EXECUTIVE COMPENSATION IN AN ADVISORY VOTE (ITEM 3)

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)), and the related rules of the SEC, we are asking our stockholders to cast an advisory, non-binding vote on the compensation of our named executive officers. This proposal, commonly referred to as a “say-on-pay” proposal, gives stockholders the opportunity to endorse, not endorse or abstain from voting on our executive compensation programs and policies. This vote is not intended to address any specific item of compensation but, rather, the overall compensation of our named executive officers and the compensation principles, policies and practices described in this proxy statement. The Dodd-Frank Act requires that we submit a proposal to stockholders similar to this proposal at least every three years.

Our executive compensation program is designed to attract and retain officers of the highest qualifications, experience and ability and to motivate them to increase stockholder value on both an annual and a longer-term basis primarily by improving our EBIT, cash flow, total shareholder return and EVA ®. The Compensation Committee, to which we refer as the “committee,” believes that our executive compensation program reflects a strong pay-for-performance philosophy and drives the alignment of stockholder and management interests. EVA ® is defined as net operating profit after taxes minus the annual cost of capital and is a registered trademark of Stern Value Management. The key features of our executive compensation program include:

•

Compensation for our executives is weighted primarily toward incentive forms of compensation, including annual cash incentive compensation and equity compensation. This reinforces a results-oriented management culture with the overarching goal of enhancing stockholder value.

•

Our general policy is to provide salary, annual cash incentive payments and long-term incentive compensation to executives based on performance that is competitive and at market levels with comparable companies when financial and qualitative targets are met (i.e. in the range of the 50th percentile compensation for target performance).

•

We maintain stock ownership guidelines that apply to all of our directors and our senior officers. As of March 18, 2019, the record date for our Annual Meeting, our executive officers collectively beneficially owned approximately 1.9% of our outstanding common stock, which significantly aligns their interests with the interests of our stockholders.

•	Our committee has directly retained and receives advice from Meridian Compensation Partners LLC, an independent compensation consulting firm that provides no other services to our company.

As noted in the Compensation Discussion and Analysis of this proxy statement, we believe our compensation program for our named executive officers has been effective in driving our financial results in 2018.

Accordingly, we are submitting the following resolution for stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Tenneco approve, on an advisory basis, the 2018 compensation of Tenneco’s named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting under the heading “Executive Compensation,” including the Compensation

Discussion and Analysis, the Summary Compensation Table, and the other tables and narrative disclosures set forth thereunder.”

This vote is an advisory vote, and therefore the result will not be binding on us. Although the vote is non-binding, the committee, which is comprised of independent directors and is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders. Accordingly, the committee will review the results of voting on this proposal, seek to determine the cause or causes of any significant negative voting results and will take these matters into consideration when making future compensation decisions for named executive officers.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference in any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the information included or incorporated in the sections of this proxy statement entitled “Compensation Committee Report on Executive Compensation” and “Report of Audit Committee” will not be deemed to be incorporated, unless specifically provided otherwise in such filing.

DIRECTIONS TO ANNUAL MEETING

If you plan to attend the annual meeting in person, below are directions to our Detroit Foundation Hotel located at 250 West Larned Street, Detroit, Michigan 48226.

From North

Take 75 South

To 94 West, toward Chicago

Exit Route 10 (John C Lodge Freeway) (left/south)

Left lane to exit 1B for Larned St

Detroit Foundation Hotel on Left Side

From Detroit Metropolitan Wayne County Airport and West

Take 94 East

Exit Route 10 (John C Lodge Freeway) (right/south)

Left lane to exit 1B for Larned St

Detroit Foundation Hotel on Left Side

From South

Take 75 North

To Route 10 (John C Lodge Freeway) (right/south)

To 294 North

Left lane to exit 1B for Larned St

Detroit Foundation Hotel on Left Side

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We and some brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to our company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of these proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-800-579-1639 or write to: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge Financial Solutions, Inc. at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank or other nominee to request information about householding.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals — Inclusion in Company Proxy Statement

For a stockholder proposal (unrelated to a director nomination under our proxy access By-Law provision) to be considered by us for inclusion in our proxy statement and form of proxy relating to the annual meeting of stockholders to be held in 2020, the proposal must be received by December 5, 2019.

In addition, the proxy access By-Law provision adopted by the Board in October 2016 allows qualifying stockholders to include their director nominees in the company’s proxy materials under certain circumstances by giving adequate and timely notice to the Corporate Secretary. A stockholder or group of no more than 20 stockholders (meeting our continuous ownership requirement of 3% or more of our outstanding common stock held continuously for at least the previous three years) can nominate a candidate or candidates for election to the Board of Directors at an annual meeting, constituting up to two directors or 20% of the number of directors then serving on the Board (rounded down to the nearest whole number), whichever is greater, provided that the stockholder(s) and nominee(s) satisfy the requirements specified in the By-Laws. In order for such nominees to be included in our proxy statement and form of proxy, stockholders and nominees must submit a notice of proxy access nomination together with certain related information required by our By-Laws. Our By-Laws state that, to be timely, the notice and certain related information must be delivered to our principal executive offices not earlier than the close of business on the 150th day nor later than the close of business on the 120th day prior to the first anniversary of the date that the company’s proxy statement was first distributed to stockholders in connection with the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or after the first anniversary of the most recent annual meeting, the notice must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made by the company. Therefore, to be timely under our By-Laws, a proxy access proposal for the 2020 annual meeting must be delivered not earlier than November 5, 2019 and not later than December 5, 2019.

Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

Other Stockholder Proposals — Discretionary Voting Authority and By-Laws

With respect to stockholder proposals not included in the company’s proxy statement and form of proxy, we may utilize discretionary authority conferred by proxy in voting on any such proposals if, among other situations, the stockholder does not give timely notice of the matter to us by the date determined under our By-Laws for the submission of business by stockholders. This notice requirement and deadline are independent of the notice requirement and deadline described above for a stockholder proposal to be considered for inclusion in our proxy statement. Our By-Laws state that, to be timely, notice and certain related information must be received at the principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Therefore, to be timely under our By-Laws, a proposal for the 2020 annual meeting not included by or at the direction of the Board must be received not earlier than January 16, 2020, and not later than February 15, 2020. Correspondence related to stockholder proposals must be sent in writing to our Corporate Secretary at our principal executive offices, 500 North Field Drive, Lake Forest, Illinois 60045.

The Nominating and Governance Committee will consider director candidates recommended by stockholders provided the procedures set forth below are followed by stockholders in submitting recommendations. The committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth elsewhere in this proxy statement, based on whether the candidate was recommended by a stockholder. Separate from our proxy access By-law, a stockholder of our company may nominate persons for election to the Board of Directors at an annual meeting if the stockholder submits such nomination, together with certain related information required by our By-Laws, in writing to our Corporate Secretary at our principal executive offices within the time period described in the prior paragraph. Following verification of the stockholder’s status, the Nominating and Governance Committee will perform an initial analysis of the qualifications of the nominee pursuant to the criteria listed in this proxy statement to determine whether the nominee is qualified for service on our Board of Directors before deciding to undertake a complete evaluation of the nominee. Other than the verification of compliance with the procedures set forth in our By-Laws and stockholder status, and the initial analysis performed by the Nominating and Governance Committee, a person nominated by a stockholder for election to the Board of Directors is treated like any other potential candidate during the review process by the Nominating and Governance Committee.

Brandon B. Smith

Corporate Secretary

The company has made available to you its Form 10-K which you may access by following the instructions contained in the Notice of Internet Availability of Proxy Materials. We will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of our Form 10-K for the fiscal year ended December 31, 2018, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Requests for copies of such report should be directed to General Counsel, Tenneco Inc., 500 North Field Drive, Lake Forest, Illinois 60045.

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting of Stockholders May 15, 2019

Tenneco Inc.

500 North Field Drive, Lake Forest, Illinois 60045

April 3, 2019

Dear Benefit Plan Participant:

The Annual Meeting of the Stockholders of Tenneco Inc. is scheduled to be held on Wednesday, May 15, 2019, at 1:00 p.m., Eastern Time, at Detroit Foundation Hotel located at 250 West Larned Street, Detroit, Michigan 48226. A Notice and proxy statement, which is being sent to all benefit plan participants in connection with the Annual Meeting, is enclosed for your information.

Also enclosed with this letter is a form of proxy card, which designates the number of shares held in your benefit plan account. By executing the proxy card you instruct the benefit plan trustee (the “Trustee”) how to vote the shares of Tenneco Inc. stock in your account which you are entitled to vote. The Trustee will vote all shares eligible to be voted by benefit plan participants in accordance with their instructions. Please submit your vote via mail, telephone or internet by 11:59 p.m. Eastern Time on May 12, 2019 so that the Trustee can vote the shares in your benefit plan account in accordance with your instructions.

If you return your form of proxy executed but without furnishing voting instructions, the eligible shares in your account will be voted by the Trustee, as holder of record of the shares in your account,

•	FOR the election of the nominees for director named in the proxy statement

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2019

•	FOR the approval, in an advisory vote, of the company’s executive compensation

•	In the discretion of the Trustee on all other matters as may be properly brought before the Annual Meeting

If you do not return your executed form of proxy to the Trustee, or provide your vote via telephone or internet, then your shares will be voted by the Trustee in accordance with the requirements of your benefit plan. Under the plan, the Trustee will vote all such shares in the same proportion as the instructions that it receives from participants who vote their shares.

Your vote will generally be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote.

Your vote is important. Please send your executed form of proxy card with your voting instructions, or provide your vote via telephone or internet, at your earliest opportunity. For your convenience, a return envelope is enclosed.

Your Benefits Committee

TENNECO INC.

500 N. FIELD DRIVE

LAKE FOREST, IL 60045

ATTN: BRANDON B. SMITH

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. EDT on May 14, 2019 for shares held directly and by 11:59 P.M. EDT on May 12, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. EDT on May 14, 2019 for shares held directly and by 11:59 P.M. EDT on May 12, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65194-Z74596-P21339                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNECO INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain

	1a. SungHwan Cho	☐	☐	☐				For	Against	Abstain

	1b. Thomas C. Freyman	☐	☐	☐		1j.	Jane L. Warner	☐	☐	☐

	1c. Denise Gray	☐	☐	☐		1k.	Roger J. Wood	☐	☐	☐

	1d. Brian J. Kesseler	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.

	1e. Dennis J. Letham	☐	☐	☐	2.	Ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2018.		☐	☐	☐

	1f. James S. Metcalf	☐	☐	☐	3.	Approve executive compensation in an advisory vote.		☐	☐	☐

	1g. Roger B. Porter	☐	☐	☐	NOTE: In the discretion of the Proxies named herein, the Proxies are authorized to vote upon such other matters as may properly come before the meeting (or any adjournment or postponement thereof).
	1h. David B. Price, Jr.	☐	☐	☐

	1i. Gregg M. Sherrill	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and 401k Letter are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

E65195-Z74596-P21339

TENNECO INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The Stockholder(s) hereby appoint(s) Brian J. Kesseler, Roger J. Wood and Brandon B. Smith, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Tenneco Inc. that the Stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. EDT on Wednesday, May 15, 2019, at the Detroit Foundation Hotel, 250 West Larned Street, Detroit, MI 48226.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSALS TWO AND THREE.

NOTE TO PARTICIPANTS IN THE TENNECO INC. 401K PLAN

If you are a stockholder under the 401k Plan voting online or by phone, the voting deadline is 11:59 p.m. EDT on May 12, 2019. If you are a stockholder under the 401k Plan voting by mail, to avoid delay please mail your proxy card with time for it to be delivered to the tabulating agent the day before the voting cutoff date.

Continued and to be signed on reverse side